Lenard E. Schwartzer, Esq.
Nevada Bar No. 0399
Jeanette E. McPherson, Esq.
Nevada Bar No. 005423
Hale, Lane, Peek, Dennison,
Howard, Anderson and Pearl
Suite 800, Box 8
2300 West Sahara Avenue
Las Vegas, NV  89102
(702) 362-5118

Attorneys for Debtors and
Debtor-in-Possession



                       UNITED STATES BANKRUPTCY COURT

                             DISTRICT OF NEVADA

In re

DEBBIE REYNOLDS HOTEL & CASINO, INC., a Nevada corporation,



Debtor.
______________________________________/

In re

DEBBIE REYNOLDS MANAGEMENT COMPANY, INC., a Nevada corporation,



Debtor.
______________________________________/

In re

DEBBIE REYNOLDS RESORTS, INC., a Nevada corporation,


Debtor.
______________________________________/


JOINTLY ADMINISTERED

BK-S-97-25089  RCJ
Chapter 11






BK-S-97-25090  RCJ
Chapter 11








BK-S-97-25091  RCJ
Chapter 11




DATE:   March 23, 1998
TIME:     10:00 A.M.

  DEBTORS' JOINT AMENDED PLAN OF REORGANIZATION

  DATED FEBRUARY 1, 1998

         TABLE OF CONTENTS
                                                                Page

1. DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME  2

               1.1.     Definitions.                             2

               1.1.1.  Administrative Claim.                     2

               1.1.2.  Administrative Claim Bar Date.            2

               1.1.3   Allowed Claim.                            2

               1.1.4   Alternative Transaction Proposal.         3

               1.1.5.  Avoidance Actions.                        3

               1.1.6.  Ballot.                                   3

               1.1.7.  Bankruptcy Code.           3

               1.1.8.  Bankruptcy Court.          3

               1.1.9.  Bankruptcy Rules.          3

               1.1.10. Board of Directors.        3

               1.1.11. Bar Date.         3

               1.1.12. Capital Lease Claims.      3

               1.1.13. CFI.     3

               1.1.14. Chapter 11 Cases.          3

               1.1.15. Claim.   3

               1.1.16. Class.   4

               1.1.17. Common Stock.     4

               1.1.18. Confirmation.     4

               1.1.19. Confirmation Date.         4

               1.1.20. Confirmation Hearing.      4

               1.1.21. Confirmation Order.        4

               1.1.22. Contingent Claim.          4

               1.1.23. Creditor.        4

               1.1.24. Creditors' Committee.      4

               1.1.25. Cure.    4

               1.1.26. Debtors.          4

               1.1.27. Deed of Trust Claims.      4

               1.1.28. Disbursing Agent.          4

               1.1.29. Disclosure Statement.      4

               1.1.30. Disputed Claim.   5

               1.1.31. Disputed Equity Interest.           5

               1.1.32. Distribution Date.         5

               1.1.33. Effective Date.   5

               1.1.34. Equity Interest.           5

               1.1.35. Equity Interest - Related Claim.    5

               1.1.36. Escrow Company.   5

               1.1.37. Estate.           5

               1.1.38. Final Order.      5

               1.1.39. Gaming Authorities.        6

               1.1.40. General Unsecured Claim.   6

               1.1.41. IRS.     6

               1.1.42. New Common Stock.          6

               1.1.43. Old or Existing Common Stock.       6

               1.1.44. Petition Date.    6

               1.1.45. Plan.    6

               1.1.46. Preserved Ordinary Course Administrative Claim.      6

               1.1.47. Priority Claim.   6

               1.1.50. Professional Fee Bar Date.          6

               1.1.51. Professional Fees.         6

               1.1.52. Reinstated or Reinstatement.        6

               1.1.53. Reorganized Debtors.       7

               1.1.54. Reorganized DRHCI.         7

               1.1.55. Reorganized DRHCI Articles.         7

               1.1.56. Reorganized DRHCI By-Laws.          7

               1.1.57. SEC.     7

               1.1.58. Secured Claim.    7

               1.1.59. Securities Act.   7

               1.1.60. Statutory Committee.       7

               1.1.61. Subordinated Claim.        7

               1.1.62. Tax Claims.       7

               1.1.63. TD.      7

               1.1.64. Time Share Unit Owners.    7

               1.1.65. Time Share Unit Owners Committee.   8

               1.1.66. YESCO Claim.      8

               1.2.     Computation of Time.      8

               1.3.     Rules of Interpretation.  8

2.       TREATMENT OF UNCLASSIFIED CLAIMS   8

                  2.1.     General.         8

                  2.2.     Treatment of Administrative Claims.8

                  2.2.1.  Generally.        8

                  2.2.2.  Requests for Payment.      8

                  2.3.     Preserved Ordinary Course Administrative Claims.  8

                  2.4.     CFI's Administrative Claims.       9

3.       DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS         9

                  3.1.     Summary of Classification.9

                  3.2      Specific Classification.  9

                  3.2.1.  Class 1 - Priority Claims.          9

                  3.2.2.  Class 2 - Tax Claims.      10

                  3.2.3.  Class 3 - Miscellaneous Secured Claims.     10

                  3.2.4.  Class 4 - Deed of Trust Claims.     10

                  3.2.5.  Class 5 - Capital Lease Claims.     10

                  3.2.6.  Class 6 - YESCO Claim.     10

                  3.2.7.  Class 7 - General Unsecured Claims.         10

                  3.2.8.  Class 8 - Time Share Unit Owners.   10

                  3.2.9.  Class 9 - DRMC and DRRI Common Stock.       10

                  3.2.10. Class 10 - Equity Interests and Equity Interest
                                     Related Claims.        10

         4. DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN10

                  4.1.     Class 1 - Priority Claims.         10

                  4.2.     Class 2 - Tax Claims.     10

                  4.3.     Class 8 - Time Share Unit Owners.  11

                  4.4.     Class 9 - DRMC and DRRI Common Stock.       11

         5. DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED BY THIS PLAN 11

                  5.1.     Class 3 - Miscellaneous Secured Claims.     11

                  5.2.     Class 4 - Deed of Trust Claims.    11

                          5.2.1.  Distributions.    11

                          5.2.2.  Fees.    11

                          5.2.3.  Section 363 (k) Right to Credit Bid.        11

                          5.2.4.  Payment through Escrow.    11

                  5.3.     Class 5 - Capital Lease Claims.    11

                  5.4.     Class 6 - YESCO Claim.    12

                  5.5.     Class 7 - General Unsecured Claims.         12

                  5.6.     Class 10 - Equity Interests and Equity Interest
                                      Related Claims.       12

                                    5.6.1   Equity Interests.          12

                                    5.6.2   Equity Interest Related Claims.  12

6.       MEANS FOR IMPLEMENTATION OF PLAN   12

                  6.1.     Central Florida Investments, Inc. ("CFI") Proposal
                           for Reorganization.         12

                  6.2.     The $250,000 Bridge Loan. 13

                                    6.2.1.  Funding of Bridge Loan.    13

                                    6.2.2.  Terms of Bridge Loan.      13

                  6.3.     The New First Deed of Trust Loan (New Loan).     14

                                    6.3.1.  Commitment for New Loan.   14

                                    6.3.2.  Use of New Loan.  14

                                    6.3.3.  Issuance of New Common Stock.    14

                                    6.3.4.  Settlement with Creditors by CFI.14

                  6.4.     The Sale of Additional Stock to CFI.        15

                  6.5.     Warrants.        15

                                    6.5.1.  The Issuance of Warrants to CFI. 15

                                    6.5.2.  The Issuance of Warrants to TD.  15

                  6.6.     The Lease of a Portion of Premises to TD.   16

                  6.7.     CFI's Participation in Casino.     18

                  6.8.     Miscellaneous Provisions. 19

                                    6.8.1.  Increase in Authorized Shares.  19

                                    6.8.2.  Other Approvals and Actions.    19

                                    6.8.3.  Board Representation.      19

                                    6.8.4.  Ownership of Museum Assets.      19

                                    6.8.5.  Definitive Agreements.     19

                  6.9.     New Certificate of Incorporation and Bylaws.     19

                  6.10.    No Corporate Action Required.      19

                  6.11.    Directors and Officers.   20

         7.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES    20

                  7.1.     Executory Contracts.      20

                  7.2.     Unexpired Leases.         20

                  7.3.     Approval of Assumption or Rejection.        20

                  7.4.     Cure of Defaults.         20

                  7.5.     Post-Petition Date Contracts and Leases.    20

                  7.6.     Bar Date.        21

                  7.7.     Indemnification Obligations.       21

         8.       PRESERVATION OF LITIGATION CLAIMS  21

                  8.1.              21

         9.       EFFECTIVE DATE TRANSACTIONS        21

         10.      CONDITIONS PRECEDENT      21

                  10.1.    Conditions to Confirmation.        21

                  10.2.    Conditions to Effectiveness.       21

         11.      TITLE TO PROPERTY; DISCHARGE; INJUNCTION    22

                  11.1.    Revesting of Assets.      22

                  11.2.    Discharge.       23

                  11.3.    Injunction.      23

                  11.4.    Exculpation.     23

         12.      RETENTION OF JURISDICTION 23

                  12.1.    Jurisdiction.    23

         13.      MODIFICATION, AMENDMENT, AND WITHDRAWAL OF PLAN;
         ALTERNATIVE TRANSACTIONS   25

                  13.1.    Modification and Amendment.        25

                  13.2.    Alternative Transactions.          25

                  13.3.    Elimination of Old Common Stock.   25

         14.      MISCELLANEOUS     25

                  14.1.    Filing of Objections to Claims.    25

                  14.2.    Settlement of Objections After Effective Date.   26

                  14.3.    Effectuating Documents; Further Transactions;
                           Timing.        26

                  14.4.    Exemption from Transfer Taxes.     26

                  14.5.    Revocation or Withdrawal of this Plan.      26

                  14.6.    Binding Effect.  26

                  14.7.    Governing Law.   26

                  14.8.    Intercompany Claims.      25

                  14.9.    Providing for Claims Payment.      26

                  14.10.   Set Offs.        27

                  14.11.   Notices.         27

                  14.12.   Creditor's Committee.     28

                  14.13.   Severability.    28

                  14.14.   Withholding and Reporting Requirements.     28

                  14.15.   Post Confirmation Reporting.       28

                  14.16.   Disbursing Agent Compensation.     28

                  14.17.   Disbursing Agent's Professionals.  28

                  14.18.   Cramdown.        29

                  14.19.   Consolidation of Estates.          29

                  14.20.   Solicitation.    29

     Debbie Reynolds Hotel & Casino, Inc. ("DRHCI"), Debbie Reynolds Management Company, Inc. ("DRMC") and Debbie Reynolds Resort, Inc. ("DRRI"), the debtors and debtors-in-possession in the above-captioned Chapter 11 reorganization cases (collectively, the "Debtors") jointly propose this Plan of Reorganization ("Plan") for the resolution of the Debtors' outstanding Claims and Equity Interests (as these terms are defined herein). All creditors and other parties-in-interest should refer to the Disclosure Statement (as this term is defined herein) for a discussion of the Debtors' history, business, properties, results of operations and financial projections for future operations and for a summary and analysis of this Plan and certain related matters.

     All holders of Claims against and Equity Interests in the Debtors are encouraged to read this Plan, the Disclosure Statement and the related solicitation materials in their entirety before voting to accept or reject this Plan.
     Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Article 13 to this Plan, the Debtors expressly reserve the right to alter, amend or modify this Plan, one or more times before its substantial consummation.

1.       DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

     1.1. Definitions. For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article 1. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine. As used in this plan, the following terms shall have the meanings specified below:
     1.1.1. Administrative Claim. A Claim for any cost or expense of administration of the Chapter 11 Cases allowed under Sections 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under Section
507(a)(1) of the Bankruptcy Code, including, but not limited to: (i) fees payable pursuant to Section 1930 of Title 28 of the United States Code; (ii) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases; and (iii) all Professional Fees approved by the Bankruptcy Court pursuant to interim and final allowances. To the extend that a Claim is allowed as an Administrative Claim pursuant to Section 365(d)(3) of the Bankruptcy Code, such Claim shall also be deemed an "Administrative Claim" under this section.

     1.1.2. Administrative Claim Bar Date. The date or dates established by the Bankruptcy Court for the filing of Administrative Claims, excepting therefrom Claims for Professional Fees and Preserved Ordinary Course Administrative Claims.
     1.1.3  Allowed  Claim.  Any Claim,  or any  portion  thereof,  against  the
Debtors: (i) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed to be filed on or before the Bar Date, Administrative Claim Bar Date or the Professional Fee Bar Date, as the case may be, for filling proofs of Claim or requests for payment for Claims of such type against the Debtors; (ii) if no proof of Claim is filed, which has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; or (iii) that is allowed in any contract, instrument, indenture or other agreement entered into in connection with this Plan and, in any case, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court. The term "Allowed," when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim ((or any Claim in any such Class) that is so allowed, e.g. an "Allowed Secured Claim" is a Claim that has been allowed to the extent of the value, as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, of any interest in property of the Estate of the Debtors securing such Claim.
     1.1.4 Alternative Transaction Proposal. A written restructuring proposal that is received by the Debtors prior to the Confirmation Hearing as an alternative to this Plan.
     1.1.5. Avoidance Actions. This term refers to and means those actions preserved for the Estates set forth in Sections 542, 543, 544, 545, 547, 548 and 549 of the Bankruptcy Code.
     1.1.6. Ballot. The form of ballot or ballots that will be distributed with the Disclosure Statement to holders of Claims entitled to vote under this Plan in connection with solicitation of acceptance of this Plan.
     1.1.7. Bankruptcy Code. The Bankruptcy Reform Act of 1978, Title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended, 11 U.S.C. 101 et seq.
     1.1.8. Bankruptcy Court. The Bankruptcy Court of the United States District Court for the District of Nevada or such other court as may have jurisdiction over the Chapter 11 Cases.
     1.1.9. Bankruptcy Rules. Collectively, the Federal Rules of Bankruptcy Procedure, the local rules of the Bankruptcy Court and the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases, as now in effect or hereinafter amended.
     1.1.10. Board of Directors. This term refers to and means the duly constituted and acting directors of DRHCI.
     1.1.11. Bar Date. The date or dates established by the Bankruptcy Court for the filing of proofs of Claim for all Creditors, excepting therefrom,
Administrative Claims, Preserved Ordinary Course Administrative Claims, and Claims for Professional Fees.
     1.1.12. Capital Lease Claims. Any and all indebtedness of the Debtors to any equipment lessor who have leased equipment to any of the Debtors which lease provides the Debtors with an option to purchase the leased equipment or if the lease is for the economic life of the leased equipment.
     1.1.13. CFI. Central Florida Investments, Inc. and/or its assigns of the Letter Agreement dated November 13, 1997.
     1.1.14. Chapter 11 Cases. The Cases under Chapter 11 of the Bankruptcy Code in which DRHCI, DRMC and DRRI are the debtors and debtors-in-possession pending before the Bankruptcy Court, including all adversary proceedings pending in connection therewith.
     1.1.15. Claim. Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured arising at any time before the Effective Date or relating to any event that occurred before the Effective Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
     1.1.16. Class. A category of holders of Claims or Equity Interests as classified in this Plan.
     1.1.17. Common Stock. The Old Common Stock and the New Common Stock.
     1.1.18. Confirmation. The entry by the Bankruptcy Court of the Confirmation Order.
     1.1.19. Confirmation Date. The date upon which the Bankruptcy Court enters the Confirmation Order confirming this Plan.
     1.1.20. Confirmation Hearing. The duly noticed hearing held by the Bankruptcy Court on confirmation of this Plan pursuant to Section 1128 of the Bankruptcy Code. The Confirmation Hearing may be adjourned by the Bankruptcy Court from time to time without further notice other than the announcement of the adjourned date at the Confirmation Hearing.
     1.1.21. Confirmation Order. The order entered by the Bankruptcy Court confirming this Plan.
     1.1.22. Contingent Claim. A Claim which is either contingent or unliquidated on or immediately before the Confirmation Date.
     1.1.23. Creditor. Any holder of a Claim, whether or not such Claim is an Allowed Claim, encompassed within the statutory definition set forth in Section 101(a) of the Bankruptcy Code.
     1.1.24. Creditors' Committee. The Official Committee of General Unsecured Creditors appointed by the United States Trustee in this Chapter 11 Case to represent the Unsecured Creditors.
     1.1.25. Cure. The distribution on the Effective Date or as soon thereafter as practicable of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest or penalties, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.
     1.1.26. Debtors. Collectively, DRHCI, DRMC and DRRI, as the debtors-in-possession in the Chapter 11 Cases, pursuant to Section 1107 and 1108 of the Bankruptcy Code.
     1.1.27. Deed of Trust Claims. Claims secured by recorded deeds of trust which encumber the real estate of any of the Debtors.
     1.1.28. Disbursing Agent. Such Person as may be retained by the Debtors and approved by the Bankruptcy Court to hold and distribute certain consideration to the holders of Unclassified Claims and Allowed claims in Classes 1, 2, 3, 5, 6 and 7 of this Plan.
     1.1.29. Disclosure Statement. The written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.
modified or supplemented from time to time.

     1.1.30. Disputed Claim. A Claim which is: (i) subject to timely objection interposed by the Debtors or any party in interest entitled to file and prosecute such objection in the Chapter 11 Cases, if at such time such objection remains unresolved; (ii) a Claim that is listed by the Debtors as disputed, unliquidated or contingent in the Schedules; or (iii) if no objection has been timely filed, a Claim which has been asserted in a timely filed proof of Claim in an amount greater than or in a Class different than that listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code. The term "Disputed", when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in such Class) that is a Disputed Claim as defined herein. In the event there is a dispute as to classification or priority of a Claim, it shall be considered a Disputed Claim in its entirety. Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed claim for purposes related to allocations and distributions under this Plan.

     1.1.31. Disputed Equity Interest. An Equity Interest which is the subject of a timely objection interposed by the Debtors, or any party in interest entitled to file and prosecute any such objection in the Chapter 11 Cases, if at such time such objection remains unresolved.

     1.1.32. Distribution Date. The date, occurring as soon as practicable after the Effective Date, upon which distributions are made to holders of General Unsecured Claims under this Plan.
     1.1.33. Effective Date. The last to occur of: (i) the first Business Day that is at least eleven (11) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect and (ii) the Business Day on which the New First Deed of Trust Loan is closed or the alternative.
     1.1.34. Equity Interest. Any interest in DRHCI, including Old Common Stock, represented by any class or series of common or preferred stock issued by DRHCI prior to the Effective Date and any warrants, options or rights to purchase any such common or preferred stock.

     1.1.35. Equity Interest - Related Claim. Any Claim arising from the rescission of a purchase or sale of an Equity Interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such Claim.
     1.1.36. Escrow Company. A licensed Nevada escrow company which will disburse funds to holders of secured claims and equipment lessors and issue title insurance insuring title to the Debtors' real property for a purchaser or lender.
     1.1.37. Estate. Collectively, the estates created for the Debtors in the Chapter 11 Cases, pursuant to Section 541 of the Bankruptcy Code.
     1.1.38. Final Order. An order or judgment which has not been reversed, stayed, modified or amended and is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding fro review or rehearing shall then be pending.
     1.1.39. Gaming Authorities. Collectively, the Gaming Board, the Gaming Commission, and any other regulatory agency having the authority to regulate the gaming activities of the Debtors or on the Debtors' premises.
     1.1.40. General Unsecured Claim. A Claim not secured by a charge against or interest in property in which the Debtors' Estate has an interest which is not entitled to priority under the Bankruptcy Code.
     1.1.41. IRS. The Internal Revenue Service.
     1.1.42. New Common Stock. The authorized shares of common stock of Reorganized DRHCI.
     1.1.43. Old or Existing Common Stock. The shares of common stock of DRHCI issued and outstanding immediately prior to the Effective Date, and all options, warrants and similar rights, whether contractual or otherwise, to acquire such shares of common stock, and all shares or other securities convertible or otherwise exchangeable into such shares of common stock.

     1.1.44. Petition Date. The date (i.e., July 3, 1997) on which the Debtors filed their voluntary petitions commencing the Chapter 11 Cases.
     1.1.45. Plan. This Plan of Reorganization, either in its present form or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed hereto or referenced herein.
     1.1.46. Preserved Ordinary Course Administrative Claim. Administrative Claims that are based on liabilities incurred by the Debtors in the purchase, lease or use of goods and services in the ordinary course of their business, including, but not limited to, Administrative Claims due on account of services provided to the Debtors after the Petition Date which are entitled to priority in payment under Section 507(a)(1) of the Bankruptcy Code.
     1.1.47.  Priority  Claim.  Any Claim  entitled to priority in payment under
Section 507(a)(3), (4), or (6) of the Bankruptcy Code and all claims based upon medical benefits owed to employees and former employees and medical providers.
     1.1.50. Professional Fee Bar Date. The date, as set by order of the Bankruptcy Court, on or before which applications for compensation or expense reimbursement, including Professional Fees receivable pursuant to Section 503(b), must be filed with the Bankruptcy Court.
     1.1.51. Professional Fees. The Administrative Claims for compensation and reimbursement submitted pursuant to Sections 330.331 or 503(b) of the Bankruptcy Code of Persons: (i) employed pursuant to an order of the Bankruptcy Court under Sections 327 or 1103 of the Bankruptcy Code; or (ii) for whom compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b) of the Bankruptcy Code, including, but not limited to, reasonable professional fees and expenses incurred by the Indenture Trustee and counsel to the Indenture Trustee, that are not otherwise satisfied in accordance with other provisions of this Plan.
     1.1.52. Reinstated or Reinstatement. These terms shall mean: (i) leaving unaltered the legal, equitable and contractual rights of the holder of a Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (a) Curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or action contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required in order to accomplish Reinstatement.
     1.1.53. Reorganized Debtors. DRHCI, DRMC and DRRI, on and after the Effective Date.
     1.1.54. Reorganized DRHCI. DRHCI, a Nevada corporation, on and after the Effective Date.
     1.1.55. Reorganized DRHCI Articles. The Restated Certificate of Incorporation of Reorganized DRHCI, which shall be substantially in the form filed with the Bankruptcy Court before the Confirmation Hearing.
     1.1.56. Reorganized DRHCI By-Laws. The Restated By-Laws of Reorganized DRHCI, which shall be substantially in the form filed with the Bankruptcy Court before the Confirmation Hearing.
     1.1.57. SEC. The United States Securities and Exchange Commission.
     1.1.58. Secured Claim. A Claim to the extend of the value of any interest in property of the Estate securing such Claim or to the extent of the amount of such Claim subject to set off in accordance with Section 553 of the Bankruptcy Code, in either case as determined pursuant to Section 506(a) of the Bankruptcy Code.
     1.1.59. Securities Act. The Securities Act of 1933, as amended, and the regulations promulgated thereunder.
     1.1.60. Statutory Committee. Collectively, the Unsecured Creditors Committee, and the Time Share Unit Owners Committee appointed pursuant to
Section 1102 of the Bankruptcy Code.
     1.1.61. Subordinated Claim. Any Claim or Equity Interest subordinated, for purposed of distribution or otherwise, pursuant to Section 510 of the Bankruptcy Code.
     1.1.62. Tax Claims. The Claim of any federal, state or local governmental unit which, entitled to priority under the Bankruptcy Code or is secured by a lien upon property owned by the Debtors by operation of applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes together with statutory interests.
     1.1.63. TD. TD Entertainment, a corporation to be formed, which will be owned by Todd Fisher and Debbie Reynolds or their designees.
     1.1.64. Time Share Unit Owners. Owners of Time Share Units in the Debbie Reynolds Hotel or claims based upon ownership of such time share units.
     1.1.65. Time Share Unit Owners Committee. The Official Committee appointed by the United States Trustee in this Chapter 11 Case to represent the Time Share Unit Owners.
     1.1.66. YESCO Claim. The Claim of Young Electronic Sign Company relating to the lease of the signage used in conjunction with the Debtors' hotel.
     1.2. Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.
     1.3.  Rules  of  Interpretation.  For  purposes  of this  Plan and the Plan
Supplement only: (i) any reference in this plan or Plan Supplement to a contract, instrument, release, indenture, or other agreement or document's being in particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (ii) any reference in this Plan or Plan Supplement to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (iii) unless otherwise specified, all references in this Plan or Plan Supplement to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Plan; (iv) the words "herein," "hereof," "hereto," and "hereunder" refer to this Plan in its entirety rather than to a particular portion of this Plan; (v) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (vi) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply unless otherwise expressly provided.
2.       TREATMENT OF UNCLASSIFIED CLAIMS

     2.1. General. The Claims against the Debtors set forth in this Article 2 are not designated as Classes pursuant to Section 1123(a)(1) of the Bankruptcy Code. The holders of such Claims are not entitled to vote on this Plan. The treatment of the Claims set forth below is consistent with the requirements of
Section 1129(a)(9)(A) of the Bankruptcy Code.
     2.2. Treatment of Administrative Claims.
     2.2.1. Generally. Each Allowed Administrative Claim, other than Preserved Ordinary Course Administrative Claims, shall be paid in full in Cash (or otherwise satisfied in accordance with its terms) upon the latest of: (i) the Effective Date, or as soon thereafter as practicable; (ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Debtors, as the case may be, have agreed or shall agree.
     2.2.2. Requests for Payment. All requests for payment of Administrative Claims (except for Professional Fees and Preserved Ordinary Course Administrative Claims) must be filed by the Administrative Claims Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors, Reorganized DRHCI. All final applications for allowance and disbursement of Professional Fees must be filed by the Professional Fee Bar Date. All such applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order, and all other orders governing payment of Professional Fees. Such applications may be later amended to include any fees and costs incurred after the Confirmation Date.
     2.3. Preserved Ordinary Course Administrative Claims. Each Allowed Preserved Ordinary Course Administrative Claim shall be paid by the Disbursing Agent, as the case may be, pursuant to the terms and conditions under which such Claim arose. Such payments shall be made by the Disbursing Agent without further action by the holder of such Claim.
     2.4. CFI's Administrative Claim. The administrative claim of CFI for making or arranging for the New Loan of $15,650,000 and for investing $3,000,000 in the Debtors will be discharged by the issuance of New Common Stock and Warrants to CFI.
3.       DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

     Pursuant to this Plan and in accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors and the holders of Equity Interests and the Gaming Corp. Common Stock (except Administrative Claims, Priority Tax Claims, Reclamation Claims, and Preserved Ordinary Course Administrative Claims) are placed in the Classes described below. A Claim, Equity Interest and the Gaming Corp. Common Stock, is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Classes. A Claim is also classified in a particular Class only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.
     3.1. Summary of Classification.
                Class 1: Priority Claims                    Unimpaired
                           - no solicitation required

                Class 2: Tax Claims                                  Unimpaired
                           - no solicitation required

                  Class 3: Miscellaneous Secured              Impaired
                      Claims                             - entitled to vote

                  Class 4: Deed of Trust Claims                        Impaired
                                                         - entitled to vote

                  Class 5: Capital Lease Claims                        Impaired
                                                         - entitled to vote

                  Class 6: YESCO Claim                        Impaired
                                                         - entitled to vote

                  Class 7: General Unsecured Claims           Impaired
                                                        - entitled to vote

                  Class 8: Time Share Unit Owners             Unimpaired
                                                        - not entitled to vote

                  Class 9: DRMC and DRRI Common               Unimpaired
                                    Stock               - not entitled to vote

                  Class 10:  Equity Interests and      Impaired
                             Equity Interests - Related - entitled to vote
                                    Claims

     3.2 Specific Classification.
     3.2.1. Class 1 - Priority Claims. Class 1 consists of all Claims that are entitled to priority under Section 507(a)(3), (4), or (6) of the Bankruptcy Code and all medical benefits owed to employees and former employees and medical providers.
     3.2.2. Class 2 - Tax Claims. Class 2 consists of all Tax Claims. Each holder of a Tax Claim shall be considered to be in its own separate subclass within Class 2, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.
     3.2.3. Class 3 - Miscellaneous Secured Claims. Class 3 consists of all Secured Claims, other than Secured Claims in Class 4, Class 5, and Class 6. Each holder of a Miscellaneous Secured Claim shall be considered to be in its own separate subclass within Class 3, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.
     3.2.4. Class 4 - Deed of Trust Claims. Class 4 consists of the Allowed Secured Claims under the Deed of Trust. Each holder of a Deed of Trust may be considered a separate subclass. The Deed of Trust claims are as follows:
     Claimant Principal and Interest Accrued To Date of Petition

                           Resort Funding                           $2,480,700
                           Bennett Funding International            $3,476,426
                           Galt Capital                             $1,168,300
                           Gregory Orman                           $   624,025

                                            Subtotal                $7,749,441


     3.2.5. Class 5 - Capital Lease Claims. Class 5 consists of Capital Lease Claims. Each holder of a Capital Lease Claim may be considered a separate subclass.
     3.2.6. Class 6 - YESCO Claim. Class 6 consists of the YESCO Claim.
     3.2.7. Class 7 - General Unsecured Claims. Class 7 consists of all General Unsecured Claims, and the unsecured deficiency Claim of the holders of the Original Deed of Trust Notes.

     3.2.8. Class 8 - Time Share Unit Owners. Class 8 consists of all owners of Time Share Units in the Debbie Reynolds Hotel.
     3.2.9. Class 9 - DRMC and DRRI Common Stock. Class 9 consists of the DRMC Common Stock held by DRMCI and the DRRI Common Stock held by DRMC.
     3.2.10. Class 10 - Equity Interests and Equity Interest Related Claims. Class 10 consists of all Equity Interests and all Equity Interest Related Claims.
4.       DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS
          NOT IMPAIRED BY THIS PLAN

     4.1. Class 1 - Priority Claims. Each Allowed Priority Claim shall be paid in full in Cash upon the latest of: (i) the Effective Date; (ii) the tenth
(10th) Business Day after such Claim is Allowed; or (iii) such date as the holder of such Claim and Debtors have agreed or shall agree. Class 1 is unimpaired under this Plan. Holders of Allowed Claims in Class 1 are not entitled to vote on this Plan.
     4.2. Class 2 - Tax Claims. Each Allowed Tax Claim shall be paid in full in Cash upon the latest of: (i) the Effective Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed; (iv) the date on which such Tax Claim is scheduled to be paid in the ordinary course of business under applicable law or regulation; or (v) such date as the holder of such Claims and Debtors have agreed or shall agree. Class 2 is unimpaired under this Plan. Holders of Allowed Claims in Class 2 are not entitled to vote on this Plan. Tax Claims which are secured by assets of the Debtors with a value in excess of such claims shall be paid with accrued statutory interest.
     4.3. Class 8 - Time Share Unit Owners. The contractual rights of each of the Time Share Unit Owners shall be unaltered. Class 8 is unimpaired under this Plan; Time Share Unit Owners are not entitled to vote on this Plan.
     4.4. Class 9 - DRMC and DRRI Common Stock. On the Effective Date, Reorganized DRHCI shall own all of DRMC Common Stock and Reorganized DRMC shall continue as a wholly-owned subsidiary of Reorganized DRHCI. On the Effective Date, Reorganized DRMC shall own all the DRRI Common Stock and Reorganized DRRI shall continue as a wholly-owned subsidiary of Reorganized DRMC. Class 9 is unimpaired under this Plan; the holder of the Class 9 DRMC Common Stock and DRRI Common Stock is not entitled to vote on this Plan.

5. DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED BY THIS PLAN

     5.1. Class 3 - Miscellaneous Secured Claims. On or within ten (10) days of the Effective Date, the holder of any Allowed Secured Claim in Class 3 shall receive cash equal to the amount of the Allowed Secured Claim without payment of late charges, penalties or interest at default rates but including their reasonable attorneys fees. Class 3 is impaired under this Plan. Holders of Allowed Claims in Class 3 are entitled to vote on this Plan. Unless a party in interest objects to its claim, the claim of Charter Equipment Leasing will be allowed in the amount of $216,046 in this Class 3.
     5.2. Class 4 - Deed of Trust Claims. The holders of Allowed Secured Claims secured by Deeds of Trust shall receive the following treatment under this Plan.
     5.2.1. Distributions. On the Effective Date, each holder of Deed of Trust Claims as of the Effective Date shall be paid in full including accrued interest and reasonable attorneys fees but excluding late payment fees, penalties and interest at any default rate.
     5.2.2. Fees. Attorneys fees shall either be agreed upon by the Debtor or approved by the Bankruptcy Court.
     5.2.3. Section 363 (k) Right to Credit Bid. In the event that an Alternative Transaction Proposal is presented by Debtors or is considered by the Bankruptcy Court at the Confirmation Hearing, the holder of each Deed of Trust Claim shall have the right (if appropriate under the circumstances) pursuant to
Section 363(k) of the Bankruptcy Code to credit bid the Allowed Claim of such holder in the event that an Alternative Transaction Proposal or any other sale proposal is considered by the Bankruptcy Court at the Confirmation Hearing.
     5.2.4. Payment through Escrow. Payment shall be made by the Escrow Company.
     5.3. Class 5 - Capital Lease Claims. On the Effective Date, in exchange for marketable title of any furniture, fixtures and equipment leased by the holders of such claims to Debtors, holders of such claims will be paid the lesser of:
(a) the replace cost of the leased equipment (the cost the debtor would incur to obtain like equipment for the same proposed use), or (b) the amount owed including any accrued interest and reasonable attorney's fees but excluding late payment fees, penalties and interest at any default rate. To the extent that the amount owed exceeds the replacement costs of the leased equipment, the difference shall be allowed as an unsecured claim in Class 7. However, such unsecured claim will be further reduced by all post-petition interest and attorney's fees.
     Unless a party in interest objects before the Confirmation Hearing, the Capital Lease Claims will be treated as follows:

        Claimant          Total Claim               Replacement Value Balance
                                              (Secured Claim)  (Unsecured Claim)

        Orix Leasing      $  20,000                  $  20,000        -0-
        Charter Leasing   $ 216,046                  $145,000     $ 71,046
        Balboa Capital    $  10,383                 $  10,383         -0-
        Eaton/AT&T Fin.   $    6,695                $    6,695        -0-
        AT&T              $  13,151                 $    8,000    $  5,151
        Telerent          $138,118                   $  60,000   $  78,118
        Phoenix Leasing   $691,869                   $200,000     $491,869

        Total            $1,096,262               $450,078         $646,184

If Charter Equipment Leasing is paid in full under Class 3, it will not be paid under Class 5.

     5.4. Class 6 - YESCO Claim. On the Effective Date, in full satisfaction and settlement of the YESCO Claim and in exchange for marketable title to the signage (whether it is considered personal property or fixtures) leased by YESCO to Debtors, YESCO will receive $432,000.
     5.5. Class 7 - General Unsecured Claims. Each holder of an Allowed Class 7 General Unsecured Claim shall receive the lesser of such holder's Allowed
General Unsecured Claim or such holder's Pro Rata share of the remaining funds available for creditors offer the payment of all creditors in Classes 1 through 6, upon the latest of: (i) as soon as practicable after the Effective Date; (ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the Disbursing Agent and the Bankruptcy Court shall set (the "Distribution Date").
     5.6. Class 10 - Equity Interests and Equity Interest Related Claims. Holders of an Equity Interest and holders of Equity Interest-Related Claims shall retain the Old Common Stock or be issued New Common Stock which shall be 15% of the equity in Reorganized DRHCI without further act or action.
     5.6.1 Equity Interests. Holders of an Equity Interest shall retain their Old Common Stock which shall become New Common Stock without further act or action.
     5.6.2 Equity Interest Related Claims. If the Court allows an Equity Interest Related Claim, the Reorganized DRCHI shall issue to the holder of such shares of New Common Stock as the Court determines is appropriate. In that event, additional New Common Stock shall be issued to CFI to maintain its 85% ownership of Reorganized DRCHI.
6.       MEANS FOR IMPLEMENTATION OF PLAN

     6.1. Central Florida Investments, Inc. ("CFI") Proposal for Reorganization. The Letter agreement dated November 13, 1997 between DRHCI and CFI (the "Letter Agreement") contemplates the following five separate and distinct, but interdependent transactions as follows:

     1. The making of a $250,000 loan by CFI to Debtors, as debtors in possession, for use as pre-confirmation operating capital;
     2. The making of or arranging for a $15,650,000 loan to Debtors (the "New Loan") in consideration for the issuance of the New Common Stock which shall be 49% of Reorganized DRHCI's outstanding common stock ($14,000,000 of the loan proceeds will be used to pay creditors);
     3. The investment of $3,000,000 of equity in the Debtors in consideration for the issuance to CFI of an additional New Common Stock which shall be 36% of Reorganized DRHCI's outstanding common stock;
     4. The issuance to CFI of stock purchase warrants to purchase 8,000,000 restricted shares of Reorganized DRHCI's common stock; and

     5. The lease of certain premises, furniture, fixtures and equipment by Reorganized DRHCI to TD Entertainment, Inc. ("TD"), a corporation which has the right to utilize the name and likeness of Debbie Reynolds and to furnish the services of Debbie Reynolds to the extent required by the Letter Agreement.
                  6.2.     The $250,000 Bridge Loan.

     6.2.1. Funding of Bridge Loan. CFI will loan $250,000 to Debtors, as debtors in possession, (the "Bridge Loan") immediately upon approval of the Bridge Loan and the Break-out Commitment Fee set forth in Section 6.2.3. herein by the Bankruptcy Court. This Bridge Loan shall be made prior to confirmation of proposed plan of reorganization (the "Plan") in consideration for a "super priority" claim in Debtors' Chapter 11 reorganization proceeding pursuant to 11 U.S.C. 364(c) and all other applicable provisions of the Bankruptcy Code. The Bridge Loan is being made to enable Debtors to use the funds for operating capital during the pendency of its Chapter 11 reorganization proceeding. CFI's obligation to loan such funds is contingent only upon the Debtors' receipt of Bankruptcy Court approval for such Bridge Loan; and is not contingent upon the confirmation of the Plan or the consummation of any of the other transactions contemplated hereby.
     6.2.2. Terms of Bridge Loan. The Bridge Loan shall bear interest at the rate of 12% per annum from the date of the Bridge Loan until March 1, 1998. The Debtors shall pay all costs and expenses in connection with the Bridge Loan such as taxes or applicable filing fees in connection therewith. In the event the Bridge Loan, together with all accrued interest thereon is not paid in full on or before March 1, 1998, the Bridge Loan shall thereafter bear interest at the rate of 18% per annum until paid. In connection with the Bridge Loan, the Debtors shall execute a promissory note in customary form for transactions of this nature. It is contemplated that the Bridge Loan shall be repaid with interest after the Plan is confirmed by the United States Bankruptcy Court, District of Nevada (the "Bankruptcy Court") from the proceeds of the loan described in Section 6.3. below. It is agreed, however, that neither the approval of the Plan, or the consummation of the transactions contemplated by this Letter Agreement, shall be conditions precedent to the repayment of the Bridge Loan, it being expressly understood that in the event this transaction does not close for any reason whatsoever, the Bridge Loan shall be deemed a "super priority claim" pursuant to the applicable provisions of 11 U.S.C. 364(c) Bankruptcy Code, and shall be paid at such time as the Bankruptcy Court authorizes payment of other priority claims.

     6.3. The New First Deed of Trust Loan (New Loan).
     6.3.1. Commitment for New Loan. It is agreed that CFI shall, subject to the terms and conditions and provisions of this Letter Agreement, cause to be made a Loan to Debtors (hereinafter referred to as the "New Loan") in the sum of $15,650,000. Subject to the terms set forth herein, a written loan commitment, subject to the requirements and conditions of the lender, shall be provided to the Debtors no later than November 25, 1997, which commitment shall set forth in detail the salient portions of the New Loan transaction (the "Loan Commitment"). The New Loan shall provide for the payment of a rate of interest, commitment fees, loan points, brokerage fees, closing costs, and other commercially reasonable terms and conditions as are customary for loans secured by hotels in Nevada by institutional lenders. The New Loan shall be secured by a first priority deed of trust on Debbie Reynolds Hotel & Casino located at 305 Convention Center Drive, Las Vegas, Nevada 89109, with the exception of those timeshare units which have previously been conveyed to third parties (the "Property").
     6.3.2. Use of New Loan. The New Loan must be approved by the Bankruptcy Court in connection with its confirmation of the proposed Plan, which shall set forth the terms and conditions of the New Loan. The Reorganized Debtors intend to use the New Loan proceeds and the $3,000,000 proceeds from the sale of the Sale Stock (defined below) as follows: (i) a total of up to $14,000,000 to pay its secured and unsecured creditors, contingent liabilities and administrative costs through a confirmed Plan; (ii) $1,200,000 to pay certain renovation and other costs associated with the Leased Premises (as defined below); (iii) $2,800,000 to make certain capital improvements to the Property and as operating capital; and (iv) $650,000 as an interest reserve for the new Loan. In connection with the renovation as set forth in section (ii) herein, such renovations shall include the second floor and the relocation of the restaurant, and shall also include certain renovations to the casino, specifically excluding, however, any equipment or other expenditures which are prohibited pursuant to applicable licensing requirements. At the time of closing the Reorganized Debtors will be debt free subject only to the lien of the New Loan, and that all other claims, debts, charges, fees and expenses will be satisfied and released as part of the confirmation of the Plan.
     6.3.3. Issuance of New Common Stock. In consideration for CFI providing or causing the New Loan to be made, the Reorganized Debtors will issue to CFI sufficient shares such that after such shares are issued, CFI will own 49% of Reorganized DRHCI's issued and outstanding shares of common stock (the "Stock") upon confirmation of the Plan by the Bankruptcy Court and issuance of the New Loan proceeds to the Reorganized Debtors. Reorganized Debtors will be under no obligation to issue such stock to CFI unless and until the Plan is confirmed and the New Loan is, in fact, made, and there is compliance by CFI of applicable securities laws. The Stock to be issued are restricted shares which will be issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") and applicable exemptions under state securities laws. The closing of the New Loan and the other transactions contemplated hereby shall occur on or before March 1, 1998.
     6.3.4. Settlement with Creditors by CFI. CFI may attempt to negotiate settlements with the Debtors' secured and undisputed unsecured creditors. In connection with such settlements, CFI may, but shall not be obligated to, provide funds necessary to pay and/or purchase such undisputed creditor claims prior to confirmation of the Plan. CFI shall further negotiate the terms pursuant to which such undisputed claims are to be resolved. Any and all negotiations shall be approved by the Debtors and the Bankruptcy Court. Any and all savings received from the settlement of the undisputed claims which are presently allocated to be satisfied from the proceeds of the New Loan described in Section 6.3. and the sale of stock set forth in Section 6.4. shall inure solely to the benefit of CFI. This benefit to CFI must be approved by the Bankruptcy Court.
     6.4. The Sale of Additional Stock to CFI. Reorganized DRHCI will, upon confirmation of the Plan, the funding of the New Loan, and having obtained all corporate resolutions required by law and/or the Reorganized Debtors' articles of incorporation, issue CFI an additional 36% of Reorganized DRHCI's common stock (the "Sale Stock") in exchange for the payment of $3,000,000 to Debtors. CFI will be entitled to obtain the Sale Stock by payment of $3,000,000 to Debtors pursuant to a Subscription Agreement. Reorganized DRHCI shall be under no obligation to issue the Sale Stock unless all other transactions contemplated by this Letter Agreement have been consummated, or are being consummated contemporaneously with the issuance of the Sale Stock, and there is compliance by CFI of applicable securities laws. The Sale Stock to be issued will be restricted shares which will be issued in reliance upon the exemption from registration provided by Section 4(2) 1933 Act and applicable exemptions under state securities laws. After the issuance of the shares referenced in Sections
6.3.3. and 6.4. hereof, CFI will own in the aggregate 85% of the issued and outstanding shares of Reorganized DRHCI. No other shares shall be issued without CFI's consent.
     6.5. Warrants.
     6.5.1. The Issuance of Warrants to CFI. Reorganized DRHCI will, upon confirmation of the Plan, the funding of the New Loan, CFI's payment for the Sale Stock and having obtained all necessary corporate resolutions and approvals required by law and/or the Reorganized Debtors' articles of incorporation, issue written stock purchase warrants to you for the purchase of an additional 8,000,000 shares of Reorganized DRHCI's common stock (the "CFI Warrants"). The CFI Warrants will have a term of 2 years from the date of issuance and the shares will be exercised as follows:
     Number of Shares Exercise Price
     3,000,000 at $0.75
     5,000,000 at $1.00

     Notwithstanding anything contained herein to the contrary, the CFI Warrants may be exercised in whole or in part. The issuance of the underlying shares of the CFI Warrants are conditioned upon payment in full of the exercise price set forth above to Reorganized DRHCI. The underlying shares are restricted shares and are subject to "piggy-back" registration rights which will be issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and applicable exemptions under state securities laws.
     6.5.2. The Issuance of Warrants to TD. Reorganized DRHCI shall, upon confirmation of the Plan, the funding of the New Loan, the completion of the stock sales, as well as the completion of all other transactions contemplated hereby, issue to TD written stock purchase warrants for the purchase of an additional 5,000,000 of Reorganized DRHCI's common stock subject to all corporate resolutions and approvals required by law and/or Reorganized DRHCI's common stock subject to all corporate resolutions and approvals required by law and/or Reorganized DRHCI's Articles of Incorporation, which Warrants will have a term of two (2) years from the date of issuance and shall be exercised as follows:
     Number of Shares Exercise Price

     3,000,000 at $0.75
     2,000,000 at $1.00
     Notwithstanding anything contained herein to the contrary, the TD Warrants may be exercised in whole or in part. The issuance of the underlying shares of the TD Warrants are conditioned upon payment in full of the exercise price set forth above to Reorganized DRHCI. The underlying shares are restricted shares and are subject to "piggy-back" registration rights which will be issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and applicable exemptions under state securities laws. Notwithstanding anything contained herein to the contrary the exercise of the Warrants by TD or its assigns shall be contingent upon TD not being in default pursuant to the lease and not otherwise electing to cancel the lease pursuant to Section 6.6.(t).
     6.6. The Lease of a Portion of Premises to TD. Reorganized Debtors will, upon confirmation of the Plan, funding of the New Loan, and CFI's payment for the Sale Stock enter into a written lease agreement with TD (the "Lease") which will provide the following essential terms:
     (a) Reorganized Debtors, as Lessor, will lease to TD, as Lessee: (i) the existing area where the casino is located; (ii) the existing area where the showroom and its related areas are located; (iii) the gift shop area, subject, however, to CFI's approval of its present location (in the event CFI desires to relocate the gift shop facility, the gift shop facility shall be relocated to an area mutually agreed upon by the parties); (iv) the existing bar facility; (v) the existing executive offices and accounting offices presently located on the first floor; (vi) the existing first floor restaurant and kitchen space; and
(vii) the existing Museum and related areas; and (viii) and shall allow access, use, and ingress and egress to all common areas including parking, restroom facilities, lobby, etc., provided, however, that such common areas, parking facilities, restroom facilities and lobby shall not be deemed part of the Leased Premises, (hereinafter referred to as the "Leased Premises"). Notwithstanding the foregoing, the existing bar facility shall service only the casino and showroom areas, and Reorganized Debtors shall have the exclusive right to all other food and beverage activities.
     (b) Reorganized Debtors, as Lessor, will lease to TD, as Lessee, all furniture, fixtures and equipment located in or on the Leased Premises on the date the Leases are executed by the parties (the "FF&E") (excluding all property owned by Hollywood), and further excluding any furniture, fixtures or equipment which TD does not intend to utilize as part of entertainment and casino operation.
     (c) TD will pay their own personal property taxes, insurance, utilities and other expenses, including, but not limited to, all sales, use taxes paid or payable in connection with the rental, use, occupation, or operation of the Leased Premises, which shall be equitably determined. Lessee shall install separate utility meters for the Lease Premises if requested by Lessor at Lessee's sole cost and expense.
     (d) The Lease shall provide for the sharing of certain expenses relating to Leased Premises, the Museum Premises, and the common areas.
     (e) The Lease will have a term of 10 years unless earlier terminated as and upon the conditions set forth in the Lease. The Lease will include standard terms relating to termination for breach, insolvency, etc.
     (f) TD, as Lessee, will pay the sum of $50,000 per month ("Base Rent") to Company, as Lessor, as and for the Leased Premises and the FF&E.
     (g) The Company, as Lessor, will, upon execution of the Lease and at its own expense (provided, however, that it will not expend in excess of the $1,200,000 amount funded pursuant to the New Loan as set forth herein), promptly undertake the renovation of the first floor casino space located on the Property and the relocation of the restaurant to the second floor of the Property, in accordance with the terms of the Lease and in accordance with a budget and architectural plans approved by Debtors, CFI and TD. Lessee will be obligated to maintain the Leased Premises, however, Lessor shall be obligated to maintain the structural components of the building in which the Leased Premises are located.
     (h) As a condition to TD's performance under its Lease, Reorganized Debtors must be and remain in compliance with all laws, ordinances, rules and/or regulations affecting the gaming licenses utilized on the premises, and applications therefor including, but not limited to, all such laws, ordinances, rules and/or regulations governing the minimum number of hotel rooms on the Property.
     (i) The Lease shall commence upon the later of (i) its execution, or (ii) its approval by the Bankruptcy Court and, if necessary, the Nevada gaming authorities.
     (j) TD, as Lessee, shall have no obligation to pay Base Rent to the Company for (i) six months from the confirmation of the Plan, the funding of the New Loan, and the payment of the Sale Stock, whichever occurs last, or (ii) until 30 days after the Casino is fully licensed and operational, whichever occurs first.
     (k) Except as otherwise set forth herein, with respect to cost of living increases and upon expansion of the Leased Premises as set forth herein, the Base Rent shall not be subject to increase for the term of the Lease. Commencing with the first day of the 6th lease year, however, Base Rent shall be subject to increase based upon the increases in the consumer price index, all urban wage owners, or the most equivalent index (the "CPI") with the month preceding execution of the Lease being the Base Index. The increase shall be calculated by comparing the Base Index to the index for the month prior to the adjusted date and the Base Rent shall be increased accordingly. The Lease shall thereafter be subject to annual CPI increases.
     (l) Neither the Lease, nor any interest therein, shall be assigned, transferred or sublet by Lessee without the express written consent of Lessor, which consent may be unreasonably withheld.
     (m) As a condition of this Lease, during the period of the Lease, the Lessee shall be obligated to operate the casino, the showroom, and the museum in the same manner as its past operation, in a first class manner, and in this regard shall be continuously obligated to operate the showroom on a nightly basis (not including normal dark nights which are customary in the industry), and shall at all times provide first class entertainment consistent with the operation of a first class hotel and casino facility.
     (n) CFI shall be entitled to full access to the Leased Premises for the purpose of soliciting the sale of timeshare units. This right of solicitation of timeshare shall continue during the Lease Term, and no other sales solicitation of timeshare units shall be allowed by any other persons, firms or entities.
     (o) Lessor and Lessee agree to a cross marketing program which will entitle Lessor, its assigns and/or designees, to purchase a reasonable number of tickets to the museum attraction and showroom, and Lessor shall provide a reasonable number of discounted rooms, all at the most favored discounted rates which are or may from time to time be provided to any third parties (the "Most Favored Nation Rate").
     (p) Subject to the terms, conditions and provisions of this Lease, Lessor may, however, shall not be obligated to, elect to provide additional space to Lessee for Lessee's casino operation (hereinafter referred to as the "Expansion Space"). In the event Lessor elects to provide the Expansion Space, Lessee shall be obligated to lease the Expansion Space. All of the same terms, conditions and provisions of the Lease shall apply to the Expansion Space, provided, however, that the Base Rent shall be subject to increase for the Expansion Space, which increase shall be equal to the fair market value per square foot (hereinafter referred to as the "Fair Market Rent") for the number of square feet provided as part of the Expansion Space. The Fair Market Rent shall be determined by an MAI appraiser who shall be qualified to provide an opinion as to reasonable rental rates for casino space in Las Vegas, Nevada. The appraiser shall be subject to the mutual selection of the parties, and the Fair Market Rent shall be determined as of the time Lessor elects to provide the expansion space. In connection with the Expansion Space, Lessor shall only be obligated to provide a basic shell consisting of painted drywall, electrical outlets, overhead drop ceiling and carpeting (the "Vanilla Shell").
     (q) Lessee shall cause Debbie Reynolds to appear and perform at the showroom no less than a minimum of 12 weeks per year for the duration of the lease subject to death or disability.
     (r) The Lease shall contain such other terms, conditions and provisions which are customary in lease transactions of this nature.
     (s) While it is recognized that CFI shall have the right to use the name Debbie Reynolds ("Reynolds"), as well as her likeness, in connection with marketing activities for the Property, this right to use is specifically identified by a letter agreement between CFI and TD.
     (t) In the event that TD, after making a good faith effort, has been unable to obtain a Nevada gaming license TD shall have the option to terminate the lease without further liability.

     6.7. CFI's Participation in Casino. In the event CFI, or its principal, David A. Siegel ("Siegel"), elects to obtain a gaming license, CFI or Siegel, as the case may be, shall be entitled to purchase a 50% interest in Lessee's casino operation in consideration of providing the Vanilla Shell in the Expansion Space, provided further that the total number of occupancy rooms on the Property are doubled from the existing number of rooms, and provided further, that the minimum number of feet in the Expansion Space equals the same number of square feet presently contemplated to encompass Lessee's casino space. It is agreed that each owner in the casino shall be obligated to equally provide the capital necessary to provide for the furniture, fixtures, equipment, and other leasehold improvements necessary for the expanded casino operation in the Expansion Space. Such participation in the casino by Siegel shall be subject to Siegel obtaining all required gaming licenses. In this regard, it is contemplated that TD shall form a company to be known as TD Gaming, Inc., to operate the casino portion of the Leased Premises and pay said rent. Siegel will, subject to this Section, acquire a 50% interests in TD Gaming, Inc. In connection with Siegel's ownership interest in TD Gaming, Inc., the parties shall execute a shareholders agreement providing for, among other things, provisions granting each party a right of first refusal of stock transfers. Upon obtaining a 50% interest in TD Gaming, Inc., Siegel shall also be entitled to elect 50% of the directors to the board of TD Gaming, Inc.
     6.8. Miscellaneous Provisions.
     6.8.1. Increase in Authorized Shares. Upon confirmation of the Plan, the number of authorized shares of common stock of Reorganized DRHCI will increase from 25,000,000 to 200,000,000 shares of common stock.
     6.8.2. Other Approvals and Actions. Debtors shall, in connection with the closing of this transaction, authorize and issue such additional shares of stock as may be necessary to complete this transaction, and shall prepare all filings as may be necessary pursuant to all local, state and federal laws, including all applicable rules, regulations and requirements of the Securities Exchange Commission ("SEC"), and shall also obtain all board resolutions and shareholder approvals, if any, as may be required to close this transaction. At the time of closing, the Debtors shall furnish CFI with an opinion of Debtors' counsel that all required corporate resolutions and approvals have been obtained.
     6.8.3. Board Representation. In connection with the issuance of Stock and Sale Stock to CFI as contemplated hereby, CFI shall also be entitled to designate four (4) directors which shall represent control of the board of directors of Reorganized DRHCI. CFI agrees to elect and retain one director to the board of Reorganized DRHCI designated by TD. In the event that CFI increases the board of directors to more than five, additional board seats for TD will be discussed and subject to further mutual agreement.
     6.8.4. Ownership of Museum Assets. Nothing in this letter shall give CFI any ownership interest in the assets of Hollywood Motion Picture and Television Museum, a California non-profit corporation, nor shall this letter be construed to imply that the Debtors have any interest in the assets of the Museum.

     6.8.5. Definitive Agreements. Any and all definitive agreements referred to herein will contain the customary representations, warranties and covenants. The parties have agreed to exercise their best efforts to negotiate and execute these definitive agreements in a timely manner.

     6.9. New Certificate of Incorporation and Bylaws. As of the Effective Date, the certificates of incorporation and bylaws of DRHCI shall be amended and restated substantially in the forms of the Reorganized DRHCI Articles and
Reorganized DRHCI By-Laws, which provide for, among other things, the authorization of any and all acts necessary to effectuate this Plan including, without limitation, the issuance of the New Common Stock. Such restated certificates of incorporation and by-laws shall also provide, pursuant to
Section 1123(a) and (b) of the Bankruptcy Code, for the board of directors of Reorganized DRHCI to be comprised of five (5) directors, each to be nominated by intended holder of a majority in face amount of the New Common Stock no later than five (5) days prior to the commencement of the Confirmation Hearing, and if not so nominated, by DRHCI prior to the commencement of the Confirmation Hearing. The initial members of the board of directors of Reorganized DRHCI shall serve until such director, or their successors are elected at a properly noticed and constituted stockholders' meetings of Reorganized DRHCI. In addition, the Reorganized DRHCI Articles will prohibit the issuance of non-voting equity securities.
     6.10. No Corporate Action Required. As of the Effective Date: (i) the adoption of Reorganized DRHCI Articles, Reorganized DRHCI By-Laws, or similar constituent documents for Reorganized DRHCI; (ii) the selection of directors and officers for Reorganized DRHCI; (iii) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by this Plan; and (iv) the other matters provided for under or in furtherance of this Plan involving corporate action to be taken by or required of the Debtors or Reorganized DRHCI, shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders or directors of the Debtors or Reorganized DRHCI. As of the Effective Date, the term of each of the officers and directors of the Debtors not continuing in office, if any, shall terminate pursuant to the Confirmation Order without any further action by the stockholders or directors of the Debtors or Reorganized DRHCI.
     6.11. Directors and Officers. On the Effective Date, the operation of Reorganized DRHCI and its subsidiaries, shall become the general responsibility of their respective boards of directors, who shall thereafter have responsibility for the management, control and operation or Reorganized DRHCI and its subsidiaries. The names of the initial members of the board of directors and the executive officers of Reorganized DRHCI shall be disclosed at or prior to the commencement of the Confirmation Hearing. The new directors of Reorganized DRHCI shall elect the directors of Reorganized DRMC. The new directors of Reorganized DRMC shall elect the new directors of Reorganized DRRI. All such directors and executive officers of Reorganized DRHCI shall be deemed to have been elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office until the Effective Date. Those directors and officers not continuing in office after the Effective Date, if any, shall b deemed removed therefrom without cause as of the Effective Date pursuant to the Confirmation Order and shall be indemnified to the extent permitted by law by the Estate for all actions taken by such directors and officers while acting as directors and officers for Debtors from the Petition Date and such indemnification shall be treated as an administrative expense. The existing directors of DRHCI, DRMC and DRRI, should they choose to do so, will continue to serve as directors of DRHCI and its subsidiaries from and after the Confirmation Date until the Effective Date. During the period from the Confirmation Date until the Effective Date, but no beyond the Effective Date, all the existing directors of DRHCI will not be compensated for acting as directors.
7.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     7.1. Executory Contracts. All executory contracts that exist between the Debtors and any person shall be deemed rejected, as of the Effective Date, except for any executory contract: (i) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date; or (ii) as to which a motion for approval of the assumption of such executory contract, if applicable, has been filed with the Bankruptcy Court prior to the Confirmation Date.
     7.2. Unexpired Leases. All unexpired leases that exist between the Debtors and any Person shall be deemed rejected as of the Effective Date, except for any unexpired lease: (i) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date; or (ii) as to which a motion for approval of the assumption of such unexpired lease, if applicable, has been filed with the Bankruptcy Court prior to the Confirmation Date.
     7.3. Approval of Assumption or Rejection. Entry of the Confirmation Order shall constitute the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to this Plan or otherwise during the Chapter 11 Cases.


     7.4. Cure of Defaults. On the Effective Date or as soon thereafter as is practicable, Reorganized DRHCI shall Cure any defaults under any executory contract or unexpired lease assumed pursuant to this Plan in accordance with
Section 365(b)(1) of the Bankruptcy Code.
     7.5. Post-Petition Date Contracts and Leases. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the Debtors or Reorganized DRHCI, as applicable, in the ordinary course of their business.
     7.6. Bar Date. All proofs of Claims with respect to Claims arising from the rejection of any executory contract or unexpired lease shall be filed with the Bankruptcy Court no later than thirty (30) days after the Confirmation Date. Any Claim not filed within such time shall be forever barred.
     7.7. Indemnification Obligations. Any obligations of the Debtors to indemnify any officer, directory or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by-laws, contract or applicable state law shall be deemed to be, and shall be treated as, an executory contract and assumed by Reorganized DRHCI on the Effective Date. Any obligation of the Debtors to indemnify, reimburse, or limit the liability of any officer, director, employee, agent, professional, financial advisor, or underwriter of any securities issued by the Debtors that arose prior to the Petition Date shall: (i) be rejected, canceled, and discharged pursuant to this Plan as of the Effective Date; and (ii) be subordinated pursuant to Section 510 of the Bankruptcy Code, provided however, that the board of directors of Reorganized DRHCI is authorized to assume such obligation on or after the Effective Date. Any obligations of the Debtors to indemnify, reimburse, or limit the liability of any officer, director, employee, agent, professional, financial advisor, or underwriter of any securities issued by the Debtors that arose by reason of this Plan shall be deemed to be, and shall be treated as, an executory contract and assumed by the Reorganized DRHCI on the Effective Date.
8.       PRESERVATION OF LITIGATION CLAIMS

     8.1. In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, the Disbursing Agent shall retain and may, in its sole discretion, enforce, sue on, settle or compromise (or decline to do any of the following) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or the Estate may hold against any Person, including, but not limited to, those listed on Exhibit "1" to this Plan. The Disbursing Agent may pursue such retained litigation claims in the Bankruptcy Court for the benefit of creditors of the Debtors.
9.       EFFECTIVE DATE TRANSACTIONS

     Effective Date transactions, in addition to other matters as set forth in this Plan, include the following: a notice of effectiveness of this Plan to be filed with the Bankruptcy Court and served on all creditors, interest holders, and parties in interest by the Disbursing Agent.
10.      CONDITIONS PRECEDENT

     10.1. Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan:
     a) The Bankruptcy Court shall have entered an order approving the Disclosure Statement with respect to this Plan in form and substance reasonably acceptable to the Debtors; and b) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.

     10.2. Conditions to Effectiveness. The following are conditions precedent to the occurrence of the Effective Date:
     a) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:
     i) The provisions of the Confirmation Order are nonseverable and mutually dependent;

     ii) All executory contracts or unexpired leases assumed by Reorganized DRHCI during the Chapter 11 Cases or under this Plan shall remain in full force and effect for the benefit of Reorganized DRHCI and its subsidiaries notwithstanding any provision in such contract or lease (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits or requires termination of such contract or lease;
     iii) Except as expressly provided in this Plan, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is define din
Section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to this Plan, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date; and
     iv) This Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of Reorganized DRHCI or its subsidiaries, or the need for further financial reorganization;
     b) The Confirmation Order shall be a Final Order, except that Debtors reserve the right to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

     c) No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending;
     d) The Bankruptcy Court in the Confirmation Order shall have approved the retention of jurisdiction provisions in Article 12 of this Plan;
     e) All documents necessary to implement the transactions contemplated by this Plan shall be in form and substance reasonably acceptable to the Debtors;

11.      TITLE TO PROPERTY; DISCHARGE; INJUNCTION

     11.1. Revesting of Assets. Subject to the provisions of this Plan, the property of the Estate shall revest in Reorganized DRHCI and its subsidiaries on the Effective Date. As of the Effective Date, all such property of the Debtors shall be free and clear of all liens except as otherwise provided herein. From and after the Effective Date, Reorganized DRHCI and its subsidiaries may operate their business, and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code, including the employment of and payment to professionals.
     11.2. Discharge. Except as provided in this Plan or the Confirmation Order, the rights afforded under this Plan and the treatment of Claims and Equity Interests under this Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims, including any interest accrued on Claims from the Petition Date. Except as provided in this Plan or the Confirmation Order, Confirmation shall discharge the Debtors, Reorganized DRHCI and its subsidiaries from all Claims or other debtors that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 501(i) of the Bankruptcy Code, whether or not: (a) a proof of Claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (b) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code; or (c) the holder of a Claim based on such debt has accepted this Plan.
     11.3. Injunction. Except as provided in this Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest or other right of an equity security holder that is affected pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Equity Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized DRHCI, its subsidiaries or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors. Reorganized DRHCI, its subsidiaries or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized DRHCI, its subsidiaries or their respective property; (iv) asserting a set off, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors, Reorganized DRHCI, its subsidiaries or their respective property; and (v) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code.
     11.4. Exculpation. Neither Debtors, Reorganized DRHCI, its subsidiaries nor the Creditor's Committee, nor any of their respective present or former members, directors, officers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Interest, or any other party in interest, including their respective agents, employees, representatives, financial advisors or attorneys, shall have any right of action against Debtors, Reorganized DRHCI, its subsidiaries, Creditor's Committee or any of their respective present or former members, officers, directors, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of this Plan, the consummation of this Plan or the administration of this Plan, except for their willful misconduct.
12.      RETENTION OF JURISDICTION

     12.1. Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:
     a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status f any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;
     b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan;
     c) Resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which the Debtors are a party and to hear, determine and, if necessary, liquidate, any Claims arising therefrom or cure amounts related thereto;
     d) Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;
     e) Decide or resolve any motions, adversary proceedings (including the Standby Equity Commitment), contested or litigated matters and any other matters and grant or deny any applications or motions involving the Debtors that may be pending on the Effective Date;
     f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan or the Disclosure Statement, except as otherwise provided herein;

     g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan or any Person's obligations incurred in connection with this Plan;
     h) Modify this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;
     i) Issue injunctions, enter and implement other orders to take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan, except as otherwise provided herein;
     j) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
     k) Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement, except as otherwise provided herein;
     l) Enter an order closing the Chapter 11 Cases; and
     m) Initiate and prosecute Avoidance Actions and continue to prosecute pending Avoidance Actions and any other claim or cause of action of Debtors or the Disbursing Agent for the benefit of creditors of the Debtors.


     13.   MODIFICATION,   AMENDMENT,   AND  WITHDRAWAL  OF  PLAN;   ALTERNATIVE
TRANSACTIONS
     13.1. Modification and Amendment. Prior to Confirmation, DRHCI, DRMC and DRRI may alter, amend or modify this Plan or any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time. After the Confirmation Date and prior to substantial consummation of this Plan as defined in Section 1101(2) of the Bankruptcy Code, DRHCI and DRRI may, under Section 1127(b), (c) and (d) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, to make appropriate adjustments and modifications to this Plan or the Confirmation Order as a result of comments or actions of the SEC or Gaming Authorities, and such matters as may be necessary to carry out the purposes and effects of this Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under this Plan.

     13.2. Alternative Transactions. During the period commencing upon the filing of this Plan with the Bankruptcy Court and up until the commencement of the Confirmation Hearing, DRHCI, DRMC and DRRI, will, upon the execution of appropriate confidentiality agreements, respond to inquiries from, engage in discussions with and provide information to any Person interested in the final restructuring of the Debtors in lieu of the transaction contained in this Plan. At the Confirmation Hearing Debtors shall disclose to the Bankruptcy Court information concerning all Alternative Transactions Proposals received. The Bankruptcy Court may in its discretion consider such Alternative Transaction Proposal. In the event that prior to the Confirmation Hearing an Alternative Transaction Proposal is received, DRHCI shall notify the CFI and the Creditor's Committee of such Alternative Transaction Proposal, which notice shall identify the parties to such Alternative Transaction Proposal and set forth in reasonable detail the terms and conditions of such Alternative Transaction Proposal. Debtors reserve the right to submit such Alternative Transaction Proposal to the Bankruptcy Court for determination as to such Alternative Transaction Proposal containing economic terms and conditions more favorable to the Debtors and Creditors than the transaction proposed by this Plan. Debtors reserve the right to alter, amend or modify this Plan as provided for above in Section 13.1 prior to Confirmation or during the Confirmation Hearing to reflect such Alternative Transaction Proposal, if such Alternative Transaction Proposal will provide for the payment of more than $14,150,000 to Creditors, even if such proposal provides that holders of Equity Interests and Equity Interest-Related Claims retain and receive nothing. An Alternative Transaction Proposal by a party who has not previously proved its ability to fund the purchase price must be accompanied by a $1,000,000 cashier's check which will become a non-refundable deposit of said party's offer as accepted.
     13.3. Elimination of Old Common Stock. In the event an impaired class of creditors votes to reject this Plan and the Bankruptcy Court informs the Debtors that the Plan is not confirmable if existing Equity Interests and Equity Interest-Related Claims retain any property, then the Debtors shall amend the Plan to eliminate the provisions in this Plan which provide that Equity Interest and Equity Interest-Related Claims retain any property or any interest in Reorganized DRHCI.

14.      MISCELLANEOUS

     14.1. Filing of Objections to Claims. After the Effective Date, objections to Claims shall be made and objections to Claims made previous thereto shall be pursued by the Disbursing Agent or the Creditor's Committee, as the case may be, or any other party property entitled to do so after notice to the Disbursing Agent and approval by the Bankruptcy Court. Any objections made after the Effective Date shall be filed and served not later than forty-five (45) days after the Effective Date; provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.
     14.2. Settlement of Objections After Effective Date. From and after the Effective Date, the Disbursing Agent or the Creditor's Committee, as the case may be, may litigate to judgment, propose settlement of, or withdraw objections to all pending or filed Disputed Claims, and the Disbursing Agent, the Reorganized DRHCI or the Creditor's Committee, as applicable, may settle or compromise any Disputed Claim with notice to the Disbursing Agent or the Creditor's Committee and a hearing and with approval of the Bankruptcy Court.
     14.3. Effectuating Documents; Further Transactions; Timing. Each of the officers of the Debtors, Reorganized DRHCI and its subsidiaries, is authorized and directed under the resolutions of the boards of directors of the Debtors, Reorganized DRHCI or its subsidiaries, as the case may be, to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and any securities issued pursuant to this Plan. All transactions that are required to occur on the Effective Date under the terms of this Plan shall be deemed to have occurred simultaneously. The Debtors, Reorganized DRHCI and its subsidiaries are authorized and directed to do such acts and execute such documents as are necessary to implement this Plan.
     14.4. Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of equity securities or other Estate property under this Plan shall not be subject to any stamp, real estate, transfer, mortgage, recording or other similar tax.
     14.5. Revocation or Withdrawal of this Plan. If this Plan is withdrawn or revoked, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver of any Claims by or against the Debtors or any other Person nor shall the withdrawal or revocation of this Plan prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors. In the event this Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort and this Plan and any transaction contemplated thereby shall not be admitted into evidence in any proceeding.
     14.6. Binding Effect. This Plan shall be binding upon, and shall inure to the benefit of, the Debtors, and the holders of all Claims and Equity Interests and their respective successors and assigns.
     14.7. Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any document contained in the Plan Supplement or in any document which remains unaltered by this Plan, the rights, duties and obligations of the Debtors and any other Person arising under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada without giving effect to Nevada's choice of law provisions.
     14.8. Intercompany Claims. Any intercompany Claims between or against DRHCI, DRMC and DRRI, as the case may be, shall be canceled by this Plan, and such intercompany Claims shall not be paid.
     14.9. Providing for Claims Payment. Distributions to holders of Allowed Claims in Class 1, 2, 3, and 7 shall be made by the Disbursing Agent: (i) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtor has been notified of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; or (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be held by the Disbursing Agent until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to Hollywood Motion Picture and Television Museum, a California non-profit corporation, and the Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.
     14.10. Set Offs. The Debtors may, but shall not be required to, set off or recoup against any Claim or Equity Interest and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that arose prior to the Petition Date which the Debtors may have against the holder of such Claim or Equity Interest to the extent such Claims may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Debtors of any such claim that it may have against such holder.
     14.11. Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery; or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:
     If to the Debtors: DEBBIE REYNOLDS HOTEL & CASINO, INC. Attention: Todd Fisher 305 Convention Center Drive Las Vegas, Nevada 89109 Tel: (702) 734-0711
Fax: (702) 734-2954
     With a copy to: HALE,  LANE,  PEEK,  DENNISON,  HOWARD,  ANDERSON AND PEARL
Attention: Lenard E. Schwartzer, Esq. 2300 W. Sahara Avenue, 8th Floor Las Vegas, Nevada 89102 Tel: (702) 362-5118 Fax: (702) 365-6940
                  If to the Creditor's      YOUNG ELECTRIC SIGN CO.
                    Committee:              Attention: Randall Clark, Chairman
                                            5119 S. Cameron Street
                                            Las Vegas, Nevada 89118
                                            Tel: (702) 876-8080
                                            Fax: (702) 876-6854


                  With a copy to:   CORY & ASSOCIATES
                                            Timothy S. Cory, Esq.
                                            520 S. Fourth Street, #220
                                            Las Vegas, Nevada 89101
                                            Tel: (702) 388-1996
                                            Fax: (702) 382-7903




                  If to CFI:                Central Florida Investments, Inc.
                                            Attention: David A. Siegel
                                            5601 Windhover Drive
                                            Orlando, Florida 32819
                                            Tel: (407) 351-3354
                                            Fax: (407) 352-8935

                  With a copy to:   Greenspoon, Marder, Hirschfield, Rafkin,
                                              Ross & Berger
                                            Attention: Michael E. Marder, Esq.
                                        135 West Central Boulevard, Suite 1100
                                            Orlando, Florida 32801
                                            Tel: (407) 425-6559
                                            Fax: (407) 422-6583

                  If to the Time            Stephens & Bywater, P.C.
                  Share Unit Owners Attention: Gordon E. Bywater, Esq.
                  Committee:                3611 S. Lindell Road, #201A
                                            Las Vegas, Nevada 89103
                                            Tel: (702) 873-2448
                                            Fax: (702) 873-2454

     14.12. Creditor's Committee. The Creditor's Committee appointed in the Chapter 11 Cases shall not terminate on the Effective Date and shall thereafter have further responsibilities in respect of the Chapter 11 Cases, including with respect to preparation of filing of applications for compensation and reimbursement of expenses and including any objection to insider claims with the permission of the Bankruptcy Court. The Creditors Committee may only be given permission to litigate issues which the Disbursing Agent is unwilling to litigate.
     14.13. Severability. If any provision of this Plan is found by the Bankruptcy Court to be invalid, illegal or unenforceable, then, at the option of Debtors, such provision shall not affect the validity or legality of any other provision of this Plan which shall remain effective.
     14.14. Withholding and Reporting Requirements. In connection with this Plan and all instruments and securities issued in connection therewith and distributions thereon, Escrow Company and the Disbursing Agent, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.
     14.15. Post Confirmation Reporting. Until the entry of the final decree closing the Chapter 11 Cases the Disbursing Agent shall file with the Clerk of the Bankruptcy Court, not later than four (4) months after the entry of the Confirmation Order and every six (6) months thereafter, a report of the action taken by the Disbursing Agent, Reorganized DRHCI and its subsidiaries and the progress made toward consummation of the confirmed Plan.
     14.16. Disbursing Agent's Compensation. The Disbursing Agent shall be compensated for distributing funds to creditors no more than the maximum compensation permitted for trustees pursuant to 11 U.S.C. 326(a). The fees of the Disbursing Agent shall be subject to review and approval by the Bankruptcy Court.
     14.17. Disbursing Agent's Professionals. The Disbursing Agent may employ professionals as the Disbursing Agent, in its discretion, believes necessary. The Disbursing Agent may employ Debtors' counsel. The fees of the professionals employed by the Disbursing Agent shall be subject to review and approval by the Bankruptcy Court.
     14.18. Cramdown. In the event that any impaired Class is determined to have rejected this Plan in accordance with Section 1126 of the Bankruptcy Code, the Debtors will invoke the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for confirmation of this Plan.
     14.19. Consolidation of Estates. Upon the Effective Date, the bankruptcy estates of the three Debtors shall be deemed consolidated.
     14.20. Solicitation. Pursuant to 11 U.S.C. 1125(e); A person that solicits acceptance or rejection of a plan, in good faith and in compliance with the applicable provisions of this title, or that participates, in good faith and in compliance with the applicable provisions of this title, in the offer, issuance, sale, or purchase of a security, offered or sold under the plan, of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of securities.
         DATED this _____ day of February, 1998.

                                            Respectfully submitted,

                                            DEBBIE REYNOLDS HOTEL & CASINO, INC.

                                            By:/s/Todd Fisher
                                            Todd Fisher, President

                                            DEBBIE REYNOLDS MANAGEMENT
                                             COMPANY, INC.

                                             By:/s/Todd Fisher
                                             Todd Fisher, President


                                            DEBBIE REYNOLDS RESORTS, INC.


                                            By:/s/Todd Fisher
                                            Todd Fisher, President
Prepared By:

HALE, LANE, PEEK, DENNISON,
HOWARD, ANDERSON AND PEARL


By______________________________
     Lenard E. Schwartzer, Esq.
     Jeanette E. McPherson, Esq.
     2300 West Sahara Avenue, 8th Floor
     Las Vegas, Nevada 89102
     (702) 362-5118
     Attorneys for Debtors in Possession

                                                        EXHIBIT "1"
                                                      DISPUTED CLAIMS

                  Maxim Financial   1,215,383
                  Stocknes 12,471
                  Eversole 1,819
                  Meyers   11,736
                  Pittillo 2,192
                  Capital Mgmt. Consulting  1,642
                  Edward Coleman    1,350,000
                  Edward Coleman    1,782,000
                  American Interval Marketing        60,000
                  Ron Nitzberg      1,670,000
                  Ron Nitzberg      200,000
                  Linda McGregor    300,000
                  Randall Straff    40,000
                  Whiteheads        75,876
                  Sorrells 12,000,000
                  Lauraleigh Hunt   150,000
                  VAGI     46,605
                  Jackpot Enterprises       1,103,178
                  Bennett Funding International      2,246,721
                  Linda Young       34,000
                  Ross Athletics    76,000
                  Grand Nevada Hotels       2,700,138
                  Joey Singer       16,500
                  All Shareholder Claims
                  All Timeshare Unit Holder Claims

Lenard  E.  Schwartzer, Esq.
Nevada Bar No. 0399
Jeanette E. McPherson, Esq.
Nevada Bar No. 005423
Hale, Lane, Peek, Dennison,
Howard, Anderson and Pearl
Suite 800, Box 8
2300 West Sahara Avenue
Las Vegas, NV  89102
(702) 362-5118

Attorneys for Debtors and
Debtor-in-Possession


                                              UNITED STATES BANKRUPTCY COURT

                                                    DISTRICT OF NEVADA


In re

DEBBIE REYNOLDS HOTEL & CASINO, INC., a Nevada corporation,
                                    Debtor.
___________________________________/

In re

DEBBIE REYNOLDS MANAGEMENT COMPANY, INC., a Nevada corporation,
                                 Debtor.
___________________________________/

In re

DEBBIE REYNOLDS RESORTS, INC., a Nevada corporation,
                                    Debtor.
___________________________________/
JOINTLY ADMINISTERED

BK-S-97-25089  RCJ
Chapter  11





BK-S-97-25090  RCJ
Chapter 11







BK-S-97-25091  RCJ
Chapter 11



DATE:     March 23, 1998
TIME:      10:00 a.m.

                  DISCLOSURE STATEMENT TO ACCOMPANY DEBTORS' JOINT

                 AMENDED PLAN OF REORGANIZATION DATED FEBRUARY 1, 1998

                             TABLE OF CONTENTS

                                                                  Page


I.       INTRODUCTION      2

II.      INFORMATION REGARDING THE PLAN AND DISCLOSURE STATEMENT       2

III.     REPRESENTATIONS   3

IV.      SUMMARY OF VOTING PROCESS 4

         A.       Who May Vote to Accept or Reject the Plan   4

         B.       Summary of Voting Requirements     4

         V.       GENERAL OVERVIEW OF THE PLAN       5

                  A.       New Capital Structure     6

                  B.       Administrative Claims     6

C.       Priority Claims.  7

         D.       Tax Claims.       7

                  E.       Miscellaneous Secured Claims       8

                  F.       Holders of the Deed of Trust Notes 8

                  G.       Capital Lease Claims      9

         H.       YESCO Claim       10

                  I.       Allowed General Unsecured Claims   10

         J.       Time Share Unit Owners    12

         K.       DRMC and DRRI Common Stock12

               L.       Equity Interest and Equity Interest-Related Claims   12

                  M.       Executory Contracts       14

         VI.      DESCRIPTION OF THE DEBTORS14

                  A.       Pre-Bankruptcy History    14

         1.       Corporate History.        14

                  2.       Business History.17

                                    a.      Background.       17

                                    b.      Hotel.   17

                                    c.      Showroom.         17

                                    d.      Museum.  17

                                    e.      Restaurant and Bar.        18

                                    f.      Gift Shop.        19

                                    g.      Timeshare.        19

                                    h.      Casino.  20

                                    i.      Description of Properties. 20

                                    j.      Legal Proceedings.         21

                                    k.      History of Financings.     24

                  B.       Insider Transactions      30

         1.       Agreement with Raymax Production, Ltd.      30

         2.       Exclusive License Agreement.       31

         3.       Exclusive License Agreement        31

         4.       Potential Actions Against Insiders 32

VII.     OFFICERS AND DIRECTORS OF THE DEBTORS AND REORGANIZED DRHCI AND
          ITS SUBSIDIARIES        32

                  A.       Officers and Directors of Debtors  32

                  1.       Todd Fisher.     32

                           2.       Debbie Reynolds. 33

                           3.       Henry Ricci.     33

                           4.       Donald Granatstein.       33

                  5.       Michael Wiener.  33

                  6.       Ed Preddy.       34

               B.       Officers and Directors of the Reorganized Debtors    34

                  C.       Pending Postpetition Litigation Matters     34

                                    1.      The Securities Litigation  34

                                    2.      Other Actions     35

                  D.       Debtor's Pre-Bankruptcy Financial Results   35

         E.       Post-Petition     35

                  F.       Bankruptcy Filing35

         VIII.    SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES       35

                  A.       Adequate Protection Orders37

                                1.      Adequate Protection Payments.       37

IX.      FURTHER DESCRIPTION OF THE PLAN    37

         A.       Means for Implementation of the Plan        37

                                    1.      New Capital Structure      37

                                    a.      Issuance of Stock to CFI.  37

                                    b.      Issuance of Warrants.      38

                                    c.      Lease to TD.      38

                                2.      Alternative Transaction Proposal    39

                  B.       Conditions to Confirmation and Effectiveness of the
                              Plan     40

                  C.       Consolidation    40

         X.       RISK FACTORS      41

                  A.       Risk of Non-Payment       41

                  B.       Risk of Non-Confirmation of the Plan        41

         XI.      POST CONFIRMATION DATE OPERATIONS AND PROJECTIONS    41

                  A.    Summary of Title to Property and Dischargeability    42

                                    1.      Revesting of Assets        42

                                    2.      Discharge         42

                                    3.      Injunction        42

                                    4.      Exculpation       42

         B.       Summary of Certain Material Documents of the Plan    43

                  1.       Projections      43

XII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES     43

                  A.       Scope and Limitations     43

                  B.       Tax Consequences to Reorganized DRHCI       44

                              1.      Discharge of Indebtedness Income    44

                              2.      Limitation on Net Operating Losses  46

                  C.       Tax Consequences to Debtor Shareholders     47

                  D.       Tax Consequences to Creditors      48

         XIII.    SECURITIES LAW CONSIDERATION       48

                  A.       Issuance of Securities    48

                  B.       Resale Consideration      48

         XIV.     GAMING REGULATION AND LICENSING    49

         XV.      CONFIRMATION OF THE PLAN  50

                  A.       Confirmation Hearing      50

                  B.       Objections to Confirmation of the Plan      51

                                    1.      Best Interests of Creditors and
                                             Liquidation Analysis 51

                                    2.      Feasibility       55

                                    3.      Accepting Impaired Class   55

                                    4.      Confirmation over Dissenting Class
                                             ("Cram Down")     56

                                    5.      Allowed Claims    56

                                    6.      Impaired Claims and Equity
                                             Interests        57

                                    7.      Voting Procedures 57

                                          a.       Submission of Ballots     57

                                          b.       Incomplete Ballots        58

                                        c.       Withdrawal of Ballots     58

                                        d.       Questions and lost or damaged
                                                  Ballots       58

         XVI.     ALTERNATIVES TO THE PLAN  58

                  A.       Alternative Plans of Reorganization58

                  B.       Liquidation Under Chapter 7        59

         XVII.    RECOMMENDATION AND CONCLUSION      59

I.       INTRODUCTION

     On July 3, 1997 (the "Petition Date"), Debbie Reynolds Hotel & Casino, Inc., a Nevada corporation ("DRHCI" or "Hotel"), its wholly owned subsidiary Debbie Reynolds Management Company, Inc., a Nevada corporation ("DRMC" or "Management"), and its wholly owned subsidiary Debbie Reynolds Resorts, Inc., a Nevada corporation ("DRRI" or "Resorts") (collectively the "Debtors"), filed petitions for relief (the "Petitions") under Title 11, Chapter 11 of the United States Code (the "Bankruptcy Code").
     The Debtors have prepared this Disclosure Statement ("Disclosure Statement") in connection with the solicitation of votes on the Debtors' Joint Amended Plan of Reorganization dated February 1, 1998 (the "Plan") proposed by the Debtors to treat the Claims of Creditors of Debtors and the Persons holding Equity Interests in Debtors. Capitalized terms not otherwise defined herein will have the same meanings as are ascribed to such terms in the Plan. The various exhibits to this Disclosure Statement included in the Appendix are incorporated into and are a part of this Disclosure Statement. The Plan is included as Exhibit "A" in the Appendix. Any interested party desiring further information should contact:
                                            Lenard E. Schwartzer, Esq.
                                            Hale, Lane, Peek, Dennison,
                                            Howard, Anderson and Pearl
                                            2300 W. Sahara Ave., 8th Floor
                                            Las Vegas, Nevada 89102
                                            Tel: (702) 362-5118
                                            Fax: (702) 365-6940

II.      INFORMATION REGARDING THE PLAN AND DISCLOSURE STATEMENT

     The objective of Chapter 11 case is the confirmation (i.e., approval by the bankruptcy court) of a plan of reorganization. A plan describes in detail (and in language appropriate for a legal contract) the means for satisfying the claims against, and equity interests in, a debtor. After a plan has been filed, the holders of such claims and equity interests which are impaired (as defined in Bankruptcy Code Section 1124) are permitted to vote to accept or reject the plan. Before a debtor or other plan proponent can solicit acceptances of a plan, Bankruptcy code Section 1125 requires the debtor or other plan proponent to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable those parties entitled to vote on the plan to make an informed judgment about the plan and whether they should accept or reject the plan.
     The purpose of this Disclosure Statement is to provide sufficient information about the Debtors and the Plan to enable Creditors to make an informed decision in exercising their rights to accept or reject the Plan. This Disclosure Statement will be used to solicit acceptances of the Plan only after the Bankruptcy Court has found that this Disclosure Statement provides adequate information in accordance with Bankruptcy Code Section 1125 and has entered an order approving this Disclosure Statement. Approval by the Bankruptcy Court is not an opinion or ruling on the merits of this Disclosure Statement and it does not mean that the Plan itself has been or will be approved by the Bankruptcy Court.
     After this Disclosure Statement has been approved by the Bankruptcy Court and the appropriate Persons have voted on whether to accept or reject the Plan, there will be a hearing on the Plan to determine whether it should be confirmed. At the Confirmation Hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code. The Bankruptcy Court will also receive and consider a Ballot summary which will present a tally of the votes of Classes accepting or rejecting the Plan cast by those entitled to vote. Once confirmed, the Plan will be treated essentially as a contract binding on all Creditors, holders of Equity Interests and other parties in interest in the Chapter 11 Cases.
     THIS DISCLOSURE STATEMENT IS NOT THE PLAN. FOR THE CONVENIENCE OF CREDITORS AND HOLDERS OF EQUITY INTERESTS, THE PLAN IS SUMMARIZED IN THIS DISCLOSURE STATEMENT. ALL SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN ITSELF. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN WILL CONTROL.

III.     REPRESENTATIONS

     The information in this Disclosure Statement has not been subject to audit. Instead, this Disclosure Statement was prepared from the information compiled from records maintained in the ordinary course of the Debtors business. The Debtors have attempted to be accurate in the preparation of this Disclosure Statement.
     Other than as stated in this Disclosure Statement, the Debtors have not authorized any representations or assurances concerning the Debtors and their operations or the value of their respective assets. Therefore, in deciding whether to accept or reject the Plan, you should not rely on any information relating to the Debtors or the Plan other than that contained in this Disclosure Statement or in the Plan itself.

IV.      SUMMARY OF VOTING PROCESS
                  A.       Who May Vote to Accept or Reject the Plan
     Generally, holders of allowed claims or equity interests that are "impaired" under a plan are permitted to vote on a second plan. A claim is defined by the Bankruptcy Code to include a right to payment from the Debtors; an equity interest represents an ownership stake in the Debtors. In order to vote, a Creditor must first have an Allowed Claim. The solicitation of votes on the Plan will be sought only from those holders of Allowed Claims and Equity Interests whose Claims are impaired and which will receive property or rights under the Plan. As explained more fully below, to be entitled to vote, a Claim must be both "Allowed" and "Impaired." THE RIGHTS OF OWNERS OF TIME SHARE UNITS ARE NOT AFFECTED OR IMPAIRED BY THE PLAN. AS SUCH, ALL TIME SHARE UNIT OWNERS ARE DEEMED TO HAVE ACCEPTED THE PLAN AND DEBTORS WILL NOT SOLICIT THEIR VOTES.
                  B.       Summary of Voting Requirements
     In order for the Plan to be confirmed, the Plan must be accepted by at least one non-insider, impaired Class of Claims. A class of claims is deemed to have accepted a plan when allowed votes representing at least two-thirds (2/3) in amount and a majority in number of the claims of the class actually voting cast votes in favor of the Plan. A class of equity interests has accepted a plan when votes representing at least two-thirds (2/3) in amount of the outstanding equity interests of the class actually voting cast votes in favor of a plan. The Debtors are soliciting votes from holders of Allowed Claims and Equity Interests in the following Classes which are impaired under the Plan:
                Class                     Description

                Class 3          Miscellaneous Secured Claims
                Class 4          Deed of Trust Claims
                Class 5          Capital Lease Claims
                Class 6          YESCO Claim
                Class 7          General Unsecured Claims
                Class 10         Equity Interests and Equity Interest-Related
                                   Claims

     The Debtors will have the right to supplement this Disclosure Statement as to additional impaired Classes, if any. The treatment of each Class is described in the Plan and is summarized generally in Article V of this Disclosure Statement and with additional detail in Article IX of this Disclosure Statement.
     A VOTE FOR ACCEPTANCE OF THE PLAN BY THOSE HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE IS MOST IMPORTANT. THE DEBTORS ASSERT THAT THE TREATMENT OF CREDITORS AND EQUITY INTERESTS UNDER THE PLAN IS THE BEST ALTERNATIVE FOR CREDITORS AND EQUITY INTERESTS AND THE DEBTORS RECOMMEND THAT THE HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS VOTE IN FAVOR OF THE PLAN.


V.       GENERAL OVERVIEW OF THE PLAN

     The following is a general overview of the provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the terms and the provisions of the Plan, see the Plan.
     The Plan provides for the reorganization of the Debtors based upon the proposed $15,650,000 loan arranged by Central Florida Investments, Inc. ("CFI") pursuant to the terms of a letter agreement between the Debtors and David A. Siegel dated November 13, 1997, a copy of which is included as Exhibit "B" the Appendix.
     The Debtors believe that the Plan provides the greatest possible return to Creditors while permitting the Debtors to reorganize successfully. However, recognizing that there may be third parties willing to pay more for the assets of the Debtors than CFI (and thus potentially providing a greater return to Creditors), the Plan specifically provides for the Debtors' solicitation and acceptance of competitive proposals (an "Alternative Transaction Proposal") from third parties up and until the Confirmation Hearing of the Plan. If any such Alternative Transaction Proposal is more advantageous to Creditors and Debtors' estates, the Debtors reserve the right to modify the Plan and proceed to confirmation with such Alternative Transaction Proposal or to submit such Alternative Transaction Proposal to the Bankruptcy Court for a determination by the Court as to whether or not such Alternative Transaction Proposal contains economic terms and conditions more favorable to Debtors and Creditors than the transaction proposed by the Plan. The Debtors will support an Alternative Transaction if it provides more than $14,150,000 for distribution to Creditors even if it provides for no property to be retained by or distributed to Equity Interests and Equity Interest-Related Claims. The solicitation procedures for Alternative Transaction Proposals are detailed more fully below in Article IX.

For ease of review, the following chart summarizes which Claims have been placed in which Classes:
------------------ ------------------------------------------------------------
Class 1:   Priority Claims                        Unimpaired
                                             - no solicitation required

Class 2:   Tax Claims                              Unimpaired
                                             - no solicitation required

Class 3:   Miscellaneous Secured Claims            Impaired
                                             - entitled to vote

Class 4:   Deed of Trust Claims                    Impaired
                                             - entitled to vote

Class 5:   Capital Lease Claims                                 Impaired
                                                          - entitled to vote
------ ------------------------------------------------------------
Class 6:   YESCO Claim                                          Impaired
                                                           - entitled to vote
-------------- ------------------------------------------------------------
Class 7:   General Unsecured Claims                             Impaired
                                                          - entitled to vote
------------- ------------------------------------------------------------
Class 8:   Time Share Unit Owners                               Unimpaired
                                                 - no solicitation required
-------------- ------------------------------------------------------------
Class 9: DRMC and DRRI Common Stock                             Unimpaired
                                                   - no solicitation required
------------ ------------------------------------------------------------
Class 10: Equity Interests and Equity Interests-                Impaired
                Related Claims                           - entitled to vote

     Nothing in the Plan requires Charter Equipment Leasing to waive its security interest in the leased personal property until it is paid in full and nothing in the Plan requires Charter Equipment Leasing to concede that its equipment Lease is not a "true lease."

     There are disputed unsecured claims in excess of $25,000,000. See List of Claims included as Exhibit "C" in the Appendix.

                  A.       New Capital Structure

     Upon confirmation of the Plan, DRHCI will increase its authorized number of shares of common stock to 200,000,000. DRHCI, as reorganized ("Reorganized DRHCI") will issue shares of New Common Stock which will represent eighty-five percent (85%) of the equity ownership and voting power of Reorganized DRHCI to CFI in exchange for CFI making or arranging a loan of $15,650,000 to the Debtors and investing an additional $3,000,000 in the Debtors.
                  B.       Administrative Claims
     In general, all Administrative Claims will be paid in full in Cash upon the latest of: (i) the Effective Date or as soon thereafter as practicable; (ii)
such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Administrative Claim is allowed; or (iv) such date as the holder of such Claim and the Debtors, as applicable, may agree. Administrative Claims shall be paid by the Disbursing Agent as soon as practical, but usually not more than 30 days from the Effective Date. The holder of all other Administrative Claims must file a proof of claim or a motion for payment of Administrative Claim no later than the Administrative Claim Bar Date set by the Bankruptcy Court. Administrative Claims will consist of professional fees for the Debtors' counsel, the Unsecured Creditors' Committee's counsel, the Time Share Unit Owners' Committee's counsel and the real estate broker employed by the Debtors. The Debtors estimate that "ordinary course" Administrative
Claims will be approximately $50,000. The Debtors estimate that the legal fees on the Effective Date shall be approximately $200,000 to $300,000 and that the real estate brokers commission (owed, at least, in part to David Atwell and Rudy Berti of Resort Properties, Inc.) will be approximately $700,000, depending upon the actual sales price. By the Effective Date, the Debtors will owe Maxray Productions, Inc. approximately $570,000 for the postpetition performances by Debbie Reynolds. In addition, $250,000 will have to be credited to or repaid by CFI. The total Administrative Claims may be approximately $2,000,000.
         C.       Priority Claims.
     Class 1 consists of all Claims that are entitled to priority under Section 507(a)(3), (4) and (6) of the Bankruptcy Code and unpaid medical benefits owed to employers and medical providers. Debtors believe Priority Claims in the amount of $438,841 exist. These claims consist mostly of employee medical benefits. In addition, Clark County Sanitation District has filed a claim of $54,494.21 which is either a priority claim or claim secured by the real property of the Debtors, or, partly, an administrative claim. The holder of any Allowed Priority Claim, including the Clark County Sanitation District claim, shall be paid in full on the Effective Date or within 10 days after such Claim is Allowed by the Bankruptcy Court.
         D.       Tax Claims.
     Class 2 consists of all Priority and Secured Tax Claims which are defined in the Plan as being the Claim of any federal, state or local government unit which is entitled to priority under the Bankruptcy Code or is secured by a lien upon property owned by the Debtors by operation applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes. Each holder of a Tax Claim will be considered to be in its own separate subclass within Class 2, and each such subclass will be deemed to be a separate Class for purposes of the Plan. Based upon the Debtors records, Debtors have determined that as of the Effective Date, Tax Claims will be $2,110,000. Proofs of Claim for taxes have been filed as follows:
                  State of Nevada Department of Taxation      $39,639
                  Clark County Treasurer                       177,817
                  Internal Revenue Service                  $1,554,562
                                                   Total    $1,762,018

     The holder of an Allowed Tax Claim shall be paid in full on the Effective Date or within 10 days after such Claim is Allowed by the Bankruptcy Court. If a Tax Claim is secured by assets of the Debtors in excess of the amount of tax, the claim shall be paid together with accrued statutory interest.
                  E.       Miscellaneous Secured Claims
     Class 3 consists of all Secured Claims, other than Secured Claims in other Classes. Each holder of a Miscellaneous Secured Claim shall be considered to be in its own separate subclass within Class 5, and each such subclass shall be deemed to be a separate Class for purposes of the Plan. Charter Equipment
Leasing has a secured claim which fits into this class in the amount of $216,046.1 The holder of any Allowed Secured Claim in Class 3 shall receive in full on the Effective Date or within 10 days after the Claim is Allowed by the Bankruptcy Court.
                  F.       Holders of the Deed of Trust Notes
     Class 4 consists of all Allowed Secured Claims of the holders of notes secured by deed of trust encumbering any of the Debtors' Real Property. Based upon the Debtors records, Debtors believe these claims total approximately $8,300,000, including accrued interest as of November 30, 1997. Class 4 consists of the following claims:
                  Claimant                      Principal and Interest Accrued
                                                        To Date of Petition

                  Resort Funding                              $2,480,700
                  Bennett Funding International               $3,476,426
                  Galt Capital                                $1,168,300
                  Gregory Orman                              $   624,025

                                    Subtotal                  $7,749,441

                  Postpetition Accrued Interest to 2/28/98    $   720,000

                                            Total              $8,469,441

     Each holder of the Deed of Trust Notes ("Class 4 Claimants") will receive full payment of their debt, including accrued interest, excluding late charges, default rate interest charges or penalties but including their reasonable attorneys fees. If any holder of a Deed of Trust Notes votes to reject the Plan, each holder of a deed of Trust Note shall be considered a separate subclass of Class 4.
                  G.       Capital Lease Claims
     Class 5 consists of the Capital Lease Claims. Debtors believe these claims total approximately $1,100,000 of which a substantial portion is unsecured. Under the Plan, on the Effective Date, holders of Capital Lease Claims shall be paid 100% of their secured claim in exchange for market title (free and clear of all claims and encumbrances) of the furniture, fixtures or equipment leased. Each secured claim will be the lesser of the balance owed to the lessors of furniture, fixtures and equipment leased under a capital lease or a loan secured by personal property, or (b) the replacement cost of the leased equipment (the cost the debtor would incur to obtain like equipment for the same proposed use). To the extent that the balance owed to the lessor exceeds the replacement cost of the leased equipment, the difference shall be allowed as an unsecured claim in Class 7. However, such unsecured claim will not include post-petition interest and attorney's fees. The Debtors' best estimate of the total amount of each claim, the replacement value of the leased equipment (the amount of the secured claim) and the balance (the amount of the unsecured claim) are as follows:
       Claimant          Total Claim               Replacement Value Balance
                                             (Secured Claim)  (Unsecured Claim)
   Orix Leasing     $  20,000                  $  20,000                 -0-
   Balboa Capital    $  10,383                 $  10,383                 -0-
   Eaton/AT&T Fin.   $    6,695                $    6,695                -0-
    AT&T              $  13,151                 $    8,000          $    5,151
  Telerent          $138,118                      $  60,000        $  78,118
  Phoenix Leasing   $691,869                        $200,000          $491,869

      Total            $ 880,216                  $305,078         $575,138

  "Replacement cost" is used to determine the secured portion of the Capital Lease Claims because the Supreme Court, in the case of Associates Commercial Corp. v. Rash, 117 S.Ct. 1879, 1886, 138 L.Ed.2d 148 (1997), held that "under
506(a) the value of property  retained. is the cost the debtor would incur to obtain a like asset for the same proposed.  use This rule would apply in Chapter 11 cramdown  cases.  See In re Mulvana,  214 B.R. 1 (9th Cir.  B.A.P.
1997). The "replacement value" would not include the cost of certain items which the debtor normally would receive if it purchased replacement equipment - warranties and reconditioning. See footnote 6 to opinion in Rash. If any holder of a Capital Lease Claim votes to reject the Plan, each holder of a Capital Lease Claim shall be considered a separate subclass of Class 5.
         H.       YESCO Claim
     Class 6 consists of the YESCO Claim. This Claim is approximately $743,000. Under the Plan, on the Effective Date, YESCO will be paid $432,000 in exchange for marketable title (free and clear of all claims and encumbrances) to the signage (whether it is personalty or fixtures) leased by YESCO to the Debtors. YESCO'S claim is separately classified from the claims of General Unsecured Claims because YESCO owns the Debtors' signage and under the Plan, it is selling the signage to the Debtors. The Debtor has not, as of the date of this Disclosure Statement, reached an agreement with YESCO setting the price for the sale of the signage. If YESCO refuses to sell the signage to the Reorganized Debtors the Plan would have to be modified. However, the Debtors have every expectation of reaching an agreement with YESCO.
                  I.       Allowed General Unsecured Claims
     Class 7 consists of all General Unsecured Claims. The total amount of claims in this class is $30,000,000. Debtors estimate that there will be not less than Five Million Dollars ($5,000,000) in Allowed General Unsecured Claims. Each holder of an Allowed General Unsecured Claim shall receive the lesser of such holder's Allowed General Unsecured Claim or such holder's Pro Rata share of funds available for creditors after the payment of all other Allowed Claims upon the latest of: (i) the Effective Date, or as soon thereafter as practicable;
(ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the Bankruptcy Court shall set. Debtors estimate that holders of Allowed Claims with priority over the General Unsecured Claims will be approximately Twelve Million Dollars ($12,000,000). In all likelihood, Allowed General Unsecured Claims will total no less than Five Million Dollars ($5,000,000)2. Under the Plan, General Unsecured Creditors (Class 7) are paid after Classes 1 through 6 are paid in full. The Debtor estimates the payments as follows:

Proceeds available to Creditors                      $14,000,000

               Less:
          Administrative Claims                       $ 2,000,000
         (Including closing costs of sale)
         Class 1 Priority Claims                     $    500,000
         Class 2 Tax Claims                           $ 1,500,000
         Class 3 Secured Claims                      $    216,000
         Class 4 Deed of Trust Notes                  $ 8,300,000
         Class 5 Capital Lease                       $    305,000
         Class 6 YESCO                               $    432,000
                           Subtotal                   $13,253,000

 Proceeds to General Unsecured Creditors              $     747,000

     If the Plan is confirmed with the reorganization providing $14,000,000 for all creditors, each holder of an Allowed General Unsecured Claim will receive approximately fifteen percent (15%) recovery under this Plan. If an Alternative Transaction Proposal is made and approved, there would be additional funds available for General Unsecured Creditors. Because General Unsecured Creditors are to be paid pro rata, payment may be delayed until the Bankruptcy Court has determined the validity of a number of substantial disputed claims.
     Included among the claims in this class are claims of Raymax Productions (a production owned by Debbie Reynolds which provided the Debbie Reynolds' show in the showroom prepetition), Debbie Reynolds and the Hollywood Motion Picture and Television Museum (a California non-profit corporation, which was founded by Debbie Reynolds to preserve and display Hollywood memorabilia and whose board includes Todd Fisher). The Debtors believe these claims to be valid and entitled to priority equal to other unsecured claims.3 The Disbursing Agent will be authorized to review and contest these claims as well as those of all other unsecured claims.
     For the reason that the amount of money to be distributed to Class 7 is unknown at this time, the Debtors have not incurred the expense of objecting to claims in this class. The lack of an objection should not be deemed the waiver of the right of any party to file an objection after confirmation.
         J.       Time Share Unit Owners
     Class 8 consists of existing Time Share Unit Owners. Under the Plan, Time Share Unit Owners are not affected. All Time Share Unit Owners will retain their existing contractual rights. The Debtors are unaware of any defaults by the Debtors under these contracts and believe that no payment of damages is required to be made to Time Share Unit Owners.
         K.       DRMC and DRRI Common Stock
     Class 9 consists of the DRMC Common Stock held by DRHCI and the DRRI Common Stock held by DRMC. The Plan provides for Reorganized DRHCI continuing to own the Reorganized DRMC Common Stock and for Reorganized DRMC continuing to own the Reorganized DRRI Common Stock.
                  L. Equity Interest and Equity Interest-Related Claims Class 10 consists of current owners of Existing Common Stock of DRHCI and those persons holding claims based upon their current or past ownership of common stock, warrants, and stock rights of DRHCI. Under the Plan, the existing Equity Interest holders will retain 15% of the equity in Reorganized DRHCI. If an Alternative Transaction Proposal is made and accepted Equity Interests may retain no property (including no stock in Reorganized DRHCI). The Plan will subordinate the Equity Interest-Related Claims to the General Unsecured Claims pursuant to Section 510(b) of the Bankruptcy Code which requires the subordination of claims for damages arising out of the sale or purchase of a security. An Equity Interest-Related Claim is any Claim arising from the rescission of a purchase or sale of an Equity interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such Claim. Because the Equity Interest-Related Claims arose out of the sale or purchase of an Equity Interest, the holders of Equity Interest-Related Claims will be treated in the same Class as the holders of Equity Interests.
     The Sorrells claim and all other securities litigation-based claims fall into this category. Pursuant to Bankruptcy Code 510(b), all claims for rescission or for damages arising from the purchase or sale of a security of the debtor are subordinated to all claims which are senior to or equal to the claim or interest represented by such security. Claims based upon the purchase or sale of common stock have the same priority as common stock. Therefore, if the Sorrells claim, or a similar claim, is allowed it will be limited to share in the 15% of the common stock retained by existing common stockholders and nothing further. In the event that an Alternative Transaction is proposed and accepted, such claimants will receive nothing.
     It is also possible that the Bankruptcy Court will determine that the retention of any common stock by the existing common stock by the existing company stockholders violates the "absolute priority" rule pursuant to 11 U.S.C. 1129(b)(2)(B). This rule would apply in the event that any impaired class votes to reject the Plan. In that event, the Debtors may seek to confirm the Plan pursuant to 11 U.S.C. 1129(b). In the event that the unsecured creditors, vote to reject the Plan, the Debtors could not obtain confirmation under this section if Equity Interest and Equity Interest Related (Class 10) Claims retain anything or receive anything under the Plan. Therefore, in the event the unsecured creditors vote to reject the Plan it would be the Debtors intention to amend the Plan to eliminate the retention of common stock or the distribution of common stock to holders of Equity Interest and Equity Interest Related Claims and ask CFI to complete the reorganization with CFI receiving 100% of the outstanding common stock of Reorganized DRHCI and there being no public market for the common stock of Reorganized DRHCI. There is no assurance that CFI will agree to complete the transaction if the stock of Reorganized DRHCI is not publicly traded.
     For the reason that the retention of stock by claimants in Class 10 is speculative at this time, the Debtors have not incurred the expense of objecting to claims in this class.
     Based upon the offers received so far for the Debtors' Property, the "as is" market value of the Debbie Reynolds Hotel & Casino is no more than Fourteen Million Dollars ($14,000,000). When combined with Debtors' other assets, there is not enough value in Debtors' estates to pay all Creditors in full. Pursuant to the Bankruptcy Code and as discussed more fully in Section XV(B) below, unless Creditors are paid in full, Equity Interest and Equity Interest-Related Claims may not receive any distributions under the Plan absent consent of the impaired Creditors classes.

     All executory contracts or unexpired leases of any of the Debtors which have not been assumed by the Debtors shall be deemed rejected. The other party to such contracts or leases may file a proof of claim for a General Unsecured Claim (Class 7) which shall be subject to review and objection by the Debtors and the Disbursing Agent.
VI.      DESCRIPTION OF THE DEBTORS
                  A.       Pre-Bankruptcy History

     Effective March 22, 1994, the Company acquired Maxim Properties Company ("Maxim"), a privately held Colorado corporation, and Debbie Reynolds Management Company, Inc., formerly Debbie Reynolds Hotel & Casino, Inc. ("DRHC") and Hamlett Production, Ltd. ("HPL"), both privately held Nevada corporations. Pursuant to several mergers, HPL Acquisition Corporation, a wholly-owned subsidiary of the Company, merged with and into DRHC, formerly HPL, the surviving corporation (the "DRHC Merger"). In addition, MPC Acquisition Corporation, another wholly-owned subsidiary of the Company, merged with and into Maxim, the surviving corporation (the "Maxim Merger".) In addition, MPC Acquisition Corporation, another wholly-owned subsidiary of the Company, merged with and into Maxim, the surviving corporation (the "Maxim Merger".) The DRHC Merger and the Maxim Merger are referred to herein collectively as the
"DRHC/Maxim Mergers." Pursuant to the DRHC/Maxim Mergers, the Company acquired all of the outstanding securities of DRHC and Maxim in exchange for the issuance of 2,850,833 shares of the Company's Common Stock to the Maxim shareholders and 2,350,833 shares to the DRHC shareholder. In connection with the DRHC/Maxim Mergers the Company also issued 565,000 shares to others. Prior to the closing of the mergers, DRHC merged with and into HPL, and HPL changed its name to Debbie Reynolds Hotel & Casino, Inc.
     In connection with the DRHC/Maxim Mergers, the Company divested its wholly-owned subsidiary, SWTV Production Services, Inc., to the Company's former President, Lawrence E. Meyers, exchange for the 2,126,540 shares of Common Stock of the Company owned by Mr. Meyers which have been canceled by the Company.
     In November 1994, the Company reincorporated in the State of Nevada and changed its name from Halter Venture Corporation to Debbie Reynolds Hotel & Casino, Inc. In connection with the reincorporation, the Company's wholly-owned subsidiary, Debbie Reynolds Hotel & Casino, Inc. Changed its name to Debbie Reynolds Management Company, Inc. ("DRMC").
     The Company's operations consist primarily of the hotel operations of DRMC and the timeshare operations of Debbie Reynolds Resorts, Inc. ("DRRI"), a wholly-owned subsidiary of DRMC. DRMC owns and operates the Debbie Reynolds Hotel & Casino (the "Hotel"), a gift shop, a restaurant and bar and a showroom located on Convention Center Drive in Las Vegas, Nevada. In addition, DRMC operates (but does not own the contents of) the Hollywood Motion Picture Museum of the Hotel. As an accommodation to DRMC, Celebrity Restaurant, Inc., a company wholly-owned by Ms. Reynolds, leased the restaurant from DRMC until August 1, 1996 at which time DRMC was granted a liquor license from Clark County and commenced operating the bar and the restaurant. The Company's operations, through DRRI, also consist of the sale of timeshare units in the Debbie Reynolds Hotel. DRRI obtained a permanent timeshare license on June 28, 1994. The Company is not currently selling timeshare units. In addition, DRMC and its management have pending applications filed for a gaming license from the Nevada Gaming Authorities; however, there can be no assurance that such license will be granted. Due to the Company's poor capital structure and acting on the advice of counsel, the Company requested the Nevada Gaming Authorities to place a hold on processing its pending gaming applications until its capital structure substantially improves. Prior to March 31, 1996, the Company leased space to a third party for the operation of a casino. The Company served the operator with a termination notice in February 1996, pursuant to the terms of the lease agreement. Under the lease agreement the Company was losing money on a monthly basis. The Company requested the operator to cease operations as of June 30, 1996. On March 31, 1996 the operator discontinued its gaming operations on the property, removed all of its gaming equipment and subsequently filed a lawsuit against DRHC. The Company believes that the operator committed material breaches of the lease agreement. [See Item 3 - Legal Proceedings].
     On October 30, 1996 the Company entered into an Agreement for Purchase and Sale with ILX Incorporated ("ILX") under which ILX would purchase the Debbie Reynolds Hotel & Casino (the "Hotel"), including all of the Hotel's real and personal property and the Hotel's timeshare operations (the "ILX Agreement"). ILX is a publicly-held corporation based in Phoenix, Arizona which principally owns, operates and markets resort properties in Arizona, Florida, Indiana and Mexico. On May 15, 1997 ILX elected to cancel and terminate this Agreement.
     The Company's recurring losses from operations, its working capital deficiency, its shareholders equity deficiency, its significant debt service obligations and its default with respect to various agreements raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on its ability to obtain additional financing to finance its working capital deficit until such time as cash flows from operations are sufficient to finance the Company's operations, including the Company's proposed casino operations. The Company needed to seek protection under the Federal bankruptcy laws in order to remain open and operating while seeking new capital or a buyer.
                  2.       Business History.
     a. Background. The Hotel began gaming operations in 1957, under the trade names "The Royal" and later "The Paddle Wheel Hotel & Casino." Debbie Reynolds purchased the Paddle Wheel at auction in 1992 and renamed it the "Debbie Reynolds Hotel & Casino." The Debbie Reynolds Hotel & Casino is located on a 6.13-acre site just off of Las Vegas Boulevard and is located close to the Las Vegas Convention Center. Las Vegas Boulevard, more commonly known as "The Strip," is currently the center of gaming activity in Las Vegas.
     b. Hotel. The Debbie Reynolds Hotel includes 193 hotel rooms (of which 43 are being converted into timeshare units), approximately 6,000 square feet of vacant casino space which is currently filled with 25 slot machines, Hollywood memorabilia, the Hollywood Movie Museum, a 500 seat showroom, a full-service restaurant, a cocktail lounge and bar, one swimming pool and several hundred parking spaces. The Company offers its hotel rooms at modest prices (as of December 15, 1997, the average room rate was approximately $50). The Hotel's average occupancy rates were approximately 82%, 74% and 58% for the 1994, 1995 and 1996 fiscal years, respectively.
     c. Showroom. Ms. Reynolds' performances in the Company's 500-seat showroom are the primary draw for the Company's facilities. Through the Company's approximately $1,000,000 renovation, the showroom has state-of-the-art sound, staging and lighting. When Ms. Reynolds performs, she performs Monday through Friday in the early evenings. Generally, the Kenny Kerr Show performs Monday through Saturday after Ms. Reynolds' show. For the year ended December 31,1996 the showroom averaged 82% occupancy for Ms. Reynolds' show with a ticket price of $39.95. When Ms. Reynolds does not perform, the showroom averages 30% to 50% occupancy at ticket prices ranging from $12.95 to $29.95.
     d. Museum. The Debbie Reynolds Hollywood Movie Museum is unique in that it houses two world class collections of authentic Hollywood movie memorabilia owned separately by the Hollywood Motion Picture and Television Museum, a non-profit organization, (the "Museum"). There are also few items owned by other persons which are on loan to the Museum. The Museum is a highly technical multimedia presentation which combines the charm of a historical museum and the drama of a modern Hollywood screening room. The Museum has five stages, including three revolving stages, in a surrounding similar to a Hollywood screening room. The Museum has a walk-through portion where guests are able to see up close many pieces from Hollywood classics, such as Marilyn Monroe's dress from the "Seven Year Itch," among many others. Both collections are so extensive that the Museum is only able to display approximately 10% of the collections at any one time. The Company acquired the exclusive licenses to display both extensive collections of movie memorabilia pursuant to license agreements; however, both Ms. Reynolds License Agreement and Hollywood's License Agreement have been terminated for default (see below). Both continue on an "at will" basis terminable at any time. Under Hollywood's License Agreement the Company also licensed the rights to over 200 film clips from classic Hollywood films, most of which have received an Academy Award in some category. The Museum has a seating capacity of 79 people and normally runs 14 shows a day at an average ticket price of $7.95. The total costs to complete the Museum were approximately $2,700,000. AT NO TIME HAS THE COMPANY PURCHASED OR PAID FOR ANY OF THE ITEMS IN THE MUSEUM'S OR MS. REYNOLD'S COLLECTION. THERE IS NO BASIS TO ALLEGE THAT ANY OF THE ITEMS BELONG TO THE DEBTORS OR THEIR ESTATES.
     e. Restaurant and Bar. The restaurant and bar located in the Hotel were previously operated by Celebrity Restaurants, Inc. ("Celebrity"), a company wholly-owned by Ms. Reynolds, pursuant to an oral lease agreement which commenced in August 1994. This lease was undertaken by Celebrity as an accommodation to the Company because Celebrity held a liquor license and the Company did not. Under the lease agreement, Celebrity was required to pay the Company 8% of the net income for the lease of the restaurant and bar and DRMC was obligated to cover the operating cash shortfalls of Celebrity's operations. On August 1, 1996 DRMC received a liquor license from Clark County and terminated the oral lease agreement. The restaurant and bar are currently operated by DRMC. The restaurant seats 150 people and is open for breakfast, lunch and dinner. As with its hotel accommodations, the food and beverage services provided by the restaurant and bar are moderately priced. The restaurant operations are not intended to be a profit center for the Company but the restaurant services are intended to be an attraction for the timeshare sales, the showroom and the museum and as a convenience for the hotel guests.
     f. Gift Shop. Hollywood-themed souvenirs, collectibles and logoed merchandise are currently available in the gift shop. The gift shop occupies approximately 640 square feet of space on the property.
     g. Timeshare. The Company's timeshare operations are conducted through Debbie Reynolds Resorts, Inc. ("DRRI"), a subsidiary of DRMC. The operations of DRRI consist of the sale of timeshare units in the Debbie Reynolds Hotel. DRRI obtained a permanent timeshare license on June 28, 1994 and since then has aggressively pursued timeshare sales and the conversion of the timeshare units. Timeshares are sold in units of one week and entitle the purchaser thereof to use the hotel room for the period of time purchased each year. Each timeshare room in the hotel has 52 units, representing each week of the year. As of December 31, 1996, approximately 1,186 (53%) timeshare units have been sold. Unit prices have ranged from $6,000 to $10,000 depending upon the size and location of the hotel room. A minimum of 10% of the unit purchase price must be paid in cash, and the Company will arrange financing for qualified purchasers. The rooms that are not converted to timeshare units will continue to be used as hotel rooms. The Company is in the process of restructuring its timeshare division and currently is not actively selling timeshare units.
     The Company's timeshare units are listed with Interval International, an internationally-known timeshare network. The Company has a five-star red-room rating that it has been given by Interval International. The timeshare renovations include extending the balconies and enclosing them in glass. The rooms are decorated with new furniture and new color schemes. The cost of timeshare conversion is approximately $18,500 per room. The Company was marketing its timeshare units through on-site tours, telemarketing and an off premises preview center.
     h. Casino. Until March 31, 1996 the gaming operations of the casino were owned and operated by Jackpot Enterprises, Inc. ("Jackpot"), pursuant to a lease agreement. Under the lease, Jackpot paid a fixed monthly rent to the Company based on the number of slot and video poker machines and blackjack tables located in the casino. Prior to March 31, 1996 the casino consisted of 183 such machines located in the casino and two blackjack tables. Under the lease the Company had the option to buy-out the remaining term of the lease based on the value of the machines and other considerations. The Company served the operator with a termination notice in February 1996, pursuant to the terms of the lease agreement. Under the lease agreement the Company was losing money on a monthly basis. The Company requested the operator to cease operations as of June 30, 1996. On March 31, 1996, Jackpot discontinued its gaming operations on the property, removed all of its gaming equipment and subsequently filed a lawsuit against DRHC. The Company believes that the operator committed material breaches of the lease agreement.
     The Company and its management have pending applications for a gaming license filed with the Nevada Gaming Authorities; however, there can be no assurance that such license will be granted. Due to the Company's poor capital structure and acting on the advice of counsel, the Company requested the Nevada Gaming Authorities to place a hold on processing its pending gaming applications until its capital structure substantially improves.
     Effective September 30, 1997, the Debtors entered into a space lease agreement with Capado Gaming Corporation ("Capado"). Capado installed 25 slot machines in the casino area. Capado pays rent to the Debtors of $3,750 per month.
     i. Description of Properties. The Debbie Reynolds Hotel & Casino is situated on a 6.13-acre site just off of the Las Vegas Strip between the Stardust Hotel and the Las Vegas Convention Center. It includes 193 hotel rooms (43 of which are licensed for timeshare sale), approximately 6,000 square feet of casino space, a 500-seat showroom, a 79-seat museum, a full-service restaurant, a cocktail lounge and bar, one swimming pool and several hundred parking spaces. These facilities total approximately 210,380 square feet.
     j. Legal Proceedings. In January 1994, Edward Stambro, an unaffiliated individual, filed a lawsuit against one of the Company's subsidiaries and others in the District Court of Clark County, Nevada, alleging breach of brokers agreement. The Company's subsidiary filed an answer to the allegations on February 28, 1994. Management and legal counsel for the Company are of the opinion that the plaintiff's claim is without merit and the Company will prevail in defending the suit.
     On April 28, 1995, Ronald D. Nitzberg and Ron Nitzberg Associates, Inc., an unaffiliated corporation, filed a lawsuit against the Company and others in the District Court of Clark County, Nevada, alleging breach of contract, slander and other claims, relating to his employment with the Company. The plaintiffs seek damages in the amount of approximately $245,000 and an unspecified amount of money damages. The Company has filed a counterclaim against the plaintiff alleging breach of fiduciary duty and breach of contract asking for declaratory relief from consulting and stock agreements. Mr. Nitzberg's counsel describes the action as follows:
     This action commenced on April 29, 1995, in Clark County District Court. The third amended complaint sets forth fourteen claims for relief. Debbie Reynolds Resorts, Inc. (DRRI), is sued for breach of written contract in the first claim for relief, in addition to tort allegations arising out of the performance of that agreement by both The fact that a claim is held by an insider does not, in itself, provide grounds for objection, In re Banco Latino International, 187 BR 393, 394 (Bankr. SD Fla. 1995), or subordination, In re LMJ, Inc., 159 BR 926, 930 (D. Nev. 1993).

     DRRI and Debbie Reynolds Hotel and Casino (DRHC), which are described in the second, third and fourth claims for relief. The most important aspect of the Nitzberg litigation which has not been disclosed deals with the breach of an agreement entitled "AGREEMENT FOR EXCHANGE OF CAPITAL STOCK OF DEBBIE REYNOLDS RESORTS, INC.", dated March 16, 1994, between Nitzberg individually and Debbie Reynolds Resorts, Inc. ("DRRI"), which was signed by Debbie Reynolds in her capacity as president, as well as in her individual capacity. By the terms of that agreement, Nitzberg exchanged his five percent stockholder interest in DRRI for payment in the sum of $120 for each timeshare sale made by DRRI, or any successor entity. (A true copy of that agreement is attached to this memorandum as Exhibit "A".) Nitzberg has been damaged not only in an amount equal to the payments he has yet to receive from sales already consummated, but in addition has been deprived of the benefit of this bargain which would entitle him to receive $120 form the sale of each timeshare contract which results from future sales. Apparently, a material inducement to the purchaser for the acquisition of the debtors' assets is the ability to generate substantial revenues from restarting the time-share sales program and ultimately completing the development program. Should this occur, there are a total of 9,650 potential unit sales which will be sold once the program resumes, which would entitle Nitzberg to a total of $1,158,000.4 Nitzberg is entitled to have this contract reinstated and these obligations assumed by the purchaser, as this is not an obligation which arises from an executory contract and accordingly cannot be rejected as such to deprive Nitzberg of the benefit of his bargain.
     On April 14, 1995, Edward S. Coleman filed a lawsuit against the Company and others in the District Court of Clark County, Nevada, alleging breach of covenant of good faith and fair dealing based on certain services. The plaintiff seeks unspecified money damages in excess of $10,000. Mr. Coleman's counsel describes the action as follows:
     Edward S. Coleman, (Coleman), is entitled to the identical relief in accordance with the agreement for exchange of capital stock of Debbie Reynolds Resorts, Inc. described above with respect to Nitzberg, in that he executed an identical agreement with the same parties on March 16, 1994. Coleman's right to receive the sum of $120 per each sale of a timeshare interval entitles Coleman to the same recovery under the agreement as Nitzberg. The only difference between the amounts due these parties on their respective agreements is represented by slight differences in payments received for sales occurring subsequent to the inception of the contracts, prior to the commencement of the state court litigation. The remedies which Coleman is entitled to are identical to those of Nitzberg and the legal effect of the Coleman agreement must likewise be disclosed.
     On January 26, 1995, American Interval Marketing, Inc., filed a lawsuit in the District Court of Clark County, Nevada, against the Company and others, alleging breach of contract and reasonable value of services. The plaintiff seeks damages of approximately $45,000.
     On July 14, 1995, Grand Nevada Hotel Corp., filed a lawsuit in the District Court of Clark County, Nevada, against the Company, alleging breach of contract and breach of implied duty of good faith. The plaintiff seeks damages in excess of $10,000.
     On July 27, 1995, Norman Eugene Watson, filed a lawsuit against the Company and others in the District Court of Clark County, Nevada, alleging breach of contract, fraud and misrepresentation and other claims. The plaintiff seeks damage in excess of $10,000.
     On August 10, 1995, Fiduciary Trust Company International, as Trustee of the Taylor-Made Ltd. Defined Benefit Pension Plan, filed a lawsuit in the District Court of Clark County, Nevada, against the Company and others, alleging breach of contract and unjust enrichment. The plaintiff seeks damage sin excess of $10,000. The Company is negotiating a settlement with respect to this lawsuit.
     On September 1, 1995, Young Electric Sign Company, filed a lawsuit in the District Court of Clark County, Nevada, against the Company and others, alleging breach of contract. The plaintiff obtained a judgment for $743,000 which includes unaccrued interest.
     On April 11, 1996, Jackpot Enterprises, Inc., filed a lawsuit in the District Court of Clark County, Nevada, against the Company and others, alleging breach of contract, specific judgment, unjust enrichment and breach of the implied covenant of good faith and fair dealing. The plaintiff is seeking damages in excess of $10,000.
     On April 21, 1997, Maxim Financial Profit Sharing Plan, filed a lawsuit in the United States District Court, District of Colorado, against the Company and others, alleging breach of contract, intentional fraud, securities law violations and for recision. The plaintiff is seeking damages in excess of $75,000.
     In addition  to the  above-mentioned  lawsuits,  there are  numerous  other lawsuits  filed  against  the  Company  by  certain  of its  vendors  and  other creditors.
     k. History of Financings. In March 1994, the Company obtained a $2,500,000 loan from Bennett Management & Development Corp. ("Bennett"), the proceeds of which were used to replace an existing mortgage on the Debbie Reynolds Hotel & Casino of $2,090,000 and the balance of $410,000 was used for working capital. The loan bears interest at 13% per annum and is due on March 15, 1997. The loan requires monthly payments of interest and payments of $1,200 per timeshare unit sold to be applied to accrued interest and principal. In consideration of the loan the Company issued to Bennett 25,000 shares of its Common Stock. Ms Reynolds executed a personal guarantee with respect to the loan. As of December 31, 1996 the principal amount outstanding was reduced to approximately $2,249,000. This loan has matured and is in default.
     In June 1994, the Company and its subsidiaries obtained a $1,000,000 loan from TPM Holdings, Inc. ("TPM"), and Source Capital Corporation ("Source"), both unaffiliated with the Company. The loan bore interest at 13% per annum and was due on June 7, 1996. The loan required monthly payments of interest and payment so f$1,000 per timeshare unit sold to be applied to accrued interest and principal. The loan was secured by the Company's real and personal property, including the Debbie Reynolds Hotel & Casino. As of December 31, 1995 the principal amount outstanding was reduced to approximately $151,000 and the loan was paid off in July 1996.
     In December 1994, TPM Holdings, Inc. And Source Capital Corporation loaned the Company an additional $1,000,000. The loan bears interest at a rate equal to the greater of four percent over the prime rate or 12%, and was due on November 15, 1996. The loan requires monthly payments of interest and payments of between $100 and $1,500 per timeshare unit sold, depending on the actual number of units sold, to be applied to accrued interest and principal. The loan is secured by the Company's real and personal property, including the Debbie Reynolds Hotel & Casino. The principal amount outstanding on the loan as of December 31, 1996 was approximately $511,000. This loan was paid off in February 1997.
     The Company allows purchasers to finance a significant portion of its timeshare sales. To facilitate the sale of timeshares the Company obtained a $25,000,000 (increased to $35,000,000 at March 31, 1995) commitment from Bennett Funding International, Ltd. ("Bennett") whereby Bennett purchases timeshare paper from the Company with recourse, subject to its credit criteria, and advances the Company 85% of the amount financed. Generally, the Company receives at least a 10% down payment from the purchaser and finances the remaining 90% with Bennett. On December 31, 1996 the Company had utilized and was contingently liable for approximately $2,824,000 of this commitment.
     In January 1995, World Venture Trust, an unaffiliated company, loaned the Company $250,000. The loan bore interest at 10% and was due April 26, 1995 with a principal balance of $275,000. The loan was secured by the Company's real and personal property. The loan was convertible, at the option of the holder, after maturity, into 200,000 shares of the Company's common stock. The Company paid off this loan in September of 1995 with $275,000 in cash and issued the holder 15,745 restricted shares of the Company's common stock.
     In January 1995, Realecon, a California Corporation, loaned the Company $125,000 and advanced an additional $75,000 in March 1995. The Loan bore interest at 12% and was due July 16, 1995. The amount due at maturity was $235,000. The loan was secured against certain receivables of the Company and required principal and interest payments equal to $1,000 per timeshare interval sold. In consideration of the loan the Company issued Realecon 10,000 restricted shares of the Company's common stock. The Company paid off this loan in June of 1995.
     In February 1995, the Company obtained a $525,000 loan from Bennett, the proceeds of which were principally used in the construction of the museum and for general corporate purposes. The loan bears interest at 13% and was originally due and payable March 22, 1997. The loan is secured by the Company's real and personal property.
     In March 1995, the Company obtained a $245,000 loan from an independent third party, the proceeds of which were principally used in the construction of the museum. The loan bore interest at 6% and was due March 31, 1996. The loan was convertible, at the holder's option, into the Company's restricted common stock at a rate of $1.00 per share. In August 1995 the holder converted the indebtedness into 245,000 shares.
     In April 1995, the Company obtained a $500,000 loan from TPM Financial/Source Capital, the proceeds of which were principally used in the construction of the museum and for general corporate purposes. The loan bore interest at 13% and was due June 25, 1996. This loan was issued as an addition to the lender's second mortgage. The Company paid off this loan in November of 1995.
     In May 1995, the Company obtained a $340,000 loan from Bennett, the proceeds of which were principally used for general corporate purposes. The loan bears interest at 13% and was originally due and payable March 22, 1997. The loan is secured by the Company's real and personal property.
     In August 1995, the Company obtained a $2,865,000 loan from Bennett Funding International, LTD., the proceeds of which were principally used to pay off existing debt and for general corporate purposes, which included the $340,000 advanced to the Company in May of 1995 and $525,000 advanced in February of 1995. The loan bears interest at 14% and is due August 23, 1999. The loan is secured by the Company's real and personal property. This loan is personally guaranteed by Ms. Reynolds.
     In October 1995, the Company raised additional financing through a Regulation S offering under the Securities Act of 1933 (the "Act"). The Company sold 300,000 shares of the Company's common stock totaling net proceeds of approximately $225,000. The offering of the shares was directed solely to persons who were not residents of the United States. The Company offered a maximum of 2,666,666 shares at $.75 per share. The shares were not registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. In addition the shares were subject to a minimum six month restriction on transfer.
     In December 1995, the Company commenced a Regulation D offering under the Securities Act of 1933 (the "Act"). The Company sold 200,000 units, at $1.00 per unit, consisting of 200,000 shares of the Company's common stock and 200,000 warrants to purchase one share of common stock at $1.00, totaling net proceeds of approximately $182,000. The offering of shares was directed solely to persons who met the definition of "Accredited Investor" set forth in rule 501(A) of Regulation D promulgated under the Act. The Company offered a maximum of 3,000,000 Units, (the "Unit"), each unit consisting of one share of Common Stock and one warrant to purchase one share of common stock at $1.00 per share.
     In August 1995, the Company offered all holders of the Company's units issued pursuant to the Company's private placement memoranda dated March 25, 1994 and November 17, 1994 the opportunity to convert the Series AA Preferred Stock and Debentures constituting part of the units into restricted shares of the Company's common stock. Each Series AA Preferred Stock and Debenture converted into one share of the Company' common stock at the reduced conversion prices of $2.00 and $2.25 per share, respectively. The total dollar amount converted from Series AA Preferred Stock and Debentures was $2,954,500 which converted into 1,392,240 shares of the Company's common stock. As additional consideration, the Company also offered the unit holders the right to exercise each Class A Warrant to purchase two shares of Common Stock (instead of one) at an exercise price of $1.00 per share (instead of $5.50) for 60 days from the date of the offer. Pursuant to the Warrant offer, the Company received $93,120 from the exercise of warrants to purchase 93,120 shares of Common Stock. As additional consideration to the Company, the unit holders waived the delinquent interest and dividend payments owed.
     In May 1996, the Company offered all holders of the Company's units issued pursuant to the Company's private placement memorandum dated March 25, 1994 the opportunity to convert the Series AA Preferred Stock and Debentures constituting part of the units into restricted shares of the Company's common stock. Each Series AA Preferred Stock and Debenture converted into one share of the Company's common stock at the reduced conversion prices of $1.10 per share. The total dollar amount converted from Series AA Preferred Stock and Debentures was $884,000 which converted into 803,637 shares of the Company's common stock. As additional consideration, the Company reduced the conversion price for each Series AA Preferred Stock and Debenture issued pursuant to the Private Placement Memorandum dated November 17, 1994 to $2.25. As additional consideration to the Company, the unit holders waived the delinquent interest and dividend payments owed.
     In August 1996, the Company obtained a $500,000 loan from Gregory Orman, a third party, the proceeds of which were principally used to reduce past due tax obligations, reduce trade payable debt and also allowed the Company to engage its auditors. The loan bears interest at 12% and has $550,000 principal balance due November 1, 1996. This loan is secured with a fourth mortgage on the Company's property and with certain of the Company's receivables. In connection with the financing the Company granted Orman warrants to acquire 260,000 shares of the Company's common stock at an exercise price of $.70 per share. On October 18, 1996, Orman agreed to extend the maturity date to February 1, 1997. In consideration for the extension the Company reduced Orman's exercise price on the warrants to acquire 260,000 shares of the Company's common stock from $.70 per share to $.22 per share. This loan is personally guaranteed by Ms. Reynolds and Todd Fisher.
     In February 1997, the Company obtained a $1,000,000 loan from Galt Capital, an affiliate of Gregory Orman, an independent third party, the process of which were principally used to pay off the TPM/Source second mortgage that was in default, reduce past due tax obligations, reduce trade payable debt and the balance will fund the Company's operations until additional financing can be arranged. The loan bears interest at 12% and has $1,100,000 principal balance due June 5, 1997. This loan is secured pursuant to an assignment of TPM Holding, Inc. second Deed of Trust, Loan Agreement and Promissory Note dated December 1994 and is secured by a $573,000 first deed of trust placed against real property owned by Selden Enterprises, ("Selden"), an affiliate of Ms. Reynolds and Todd Fisher. In addition, Debbie Reynolds and Todd Fisher have personally guaranteed this loan. The Company will issue Selden 500,000 shares of its common stock as consideration for allowing the deed of trust to be placed on its real property. The Company will also issue Ms. Reynolds 500,000 shares of its common stock in consideration of her personal guarantee and in recognition of numerous past uncompensated guarantees provided by Ms. Reynolds as well as Ms. Reynolds' continued efforts on behalf of the Company. In connection with the financing the Company has issued a warrant to purchase approximately 2% of the Company's outstanding common stock, as calculated pursuant to the agreement, at an exercise price of $.22 per share, the estimated fair market value, which expires February 5, 2000. This loan is in default.
     As of the filing of the Chapter 11 Cases, the Company was in default under all its secured debt.
                  B.       Insider Transactions
     1. Agreement with Raymax Production, Ltd.
     DRMC entered into an agreement with Debbie Reynolds and Raymax Production, Ltd., a California corporation wholly-owned by Debbie Reynolds ("Raymax") as of January 25, 1994, and as amended on March 9, 1995. Under the agreement Raymax provided the entertainment, management and promotional services of Ms. Reynolds on an exclusive basis in Las Vegas, Nevada during her lifetime. The agreement was terminable upon Ms. Reynolds' death or a default. Under the agreement Ms. Reynolds was to provide performance in the showroom at the Debbie Reynolds Hotel for a minimum of 30 weeks per year and other managerial and promotional activities. As compensation for her performance services, Raymax was to receive $25,000 per weekly performance (the "Weekly Performance Fee"). Under the agreement Raymax also was to receive annually 10% of the Company's net profits (as defined in the agreement) for her non-entertainment services. Raymax had the right to take a non-refundable monthly draw against the net profits equal to the difference between $60,000 and the Weekly Performance Fees for such month, up to a maximum draw of $1,000,000. If the draw taken for any year exceeded the 10%
net profits for such year, such excess would be carried forward as a non-refundable advance against future net profits earned under the agreement. Raymax also was to receive reimbursement of reasonable business and travel expenses. Under the agreement, DRMC is required to carry life insurance on Ms. Reynolds in the amount of $10,000,000 for the benefit of DRMC. During 1994 and under the original terms of the agreement prior to its amendment in March 1995, Ms. Reynolds was to receive compensation of $50,000 per month for her services. During 1994, the Company had advanced $455,000 to Raymax against future amounts owing under this agreement, all of which was outstanding at December 31, 1995. As of December 31, 1995, the Company was in arrears approximately $795,000 pursuant to the weekly performance fee and monthly draw of this agreement. As of December 31, 1996, the amount the Company was in arrears to Raymax and Ms.
Reynolds was $1,620,000 plus $162,000 in accrued interest. The Company and Raymax agreed to net the $455,000 advance against the $1,620,000 in arrears as of December 31, 1996. In September, 1996, Raymax and Ms. Reynolds served the Company a written notice that this agreement was in default due to non-payment. In November 1996, Raymax delivered a notice to the Company terminating this agreement. Ms. Reynolds has agreed to render showroom and other services on an "at will" basis, terminable at any time. The terms relating to Ms. Reynolds' current "at will" services are the same as specified in the terminated agreement.
                  2.       Exclusive License Agreement.
     Effective March 9, 1995, the Company entered into an agreement with Ms. Reynolds and Raymax under which Ms. Reynolds was to grant the Company the exclusive, perpetual, non-transferable license: (i) to display Ms. Reynold's limited Hollywood memorabilia collection at the Hollywood Movie Museum; and (ii) to use the name, photograph, likeness and signature of Ms. Reynolds for the promotion of the Company and its operations. In consideration for the license, the Company agreed to issue 400,000 shares of restricted Common Stock to Raymax (which shares were never issued) and to insure, maintain and house the memorabilia. As additional consideration for the license, upon Ms. Reynolds' death, the Company would pay to her heirs and/or assigns annually, 10% of the net profits of the Company (as defined in the agreement) in perpetuity. The Company is in default of the agreement with Ms. Reynolds. In November 1996, Ms. Reynolds delivered a written notice to the Company terminating this agreement.
                  3.       Exclusive License Agreement.
     Effective March 9, 1995, the Company entered into a license agreement with Hollywood Motion Picture and Television Museum, a non-profit organization ("Hollywood"), which also owns an extensive Hollywood memorabilia collection. Under the agreement with Hollywood, the Company has been granted the license to display Hollywood's memorabilia in its Museum in consideration for the Company's annual payment to Hollywood of $50,000 until the construction costs of the Museum has been recouped from the Museum profits, at which time the annual payment will increase to $100,000. On December 27, 1996, Hollywood sent a default and 30-day termination notice to the Company due to non-performance on the contract terminating the agreement as of January 26, 1997. The museum continues to allow the Debtors to display its Hollywood memorabilia on an "at will" basis.
                  4.       Potential Actions Against Insiders.
     (a) Debtors have disclosed a short term pre-petition loan by Art Petrie to the Debtors for the purpose of paying certain payroll tax obligations. This loan was guaranteed by Todd Fisher. This loan was repaid more than 90 days but less than one year before the filing of the Debtors' petitions. This loan was repaid by making payment to Todd Fisher who then paid Art Petrie. The Debtors have not pursued this potential preference action. Under the Plan, the Unsecured Creditors' Committee may pursue this preference action.
     (b) In December, 1996 (within one year of the filing of the Debtors' petitions) the Debtors made a bookkeeping entry which credited $445,000 owed by Raymax Productions against a pre-existing debt for the services of Debbie Reynolds in the amount of $1,620,000. Subsequent to this payment, Ms. Reynolds continued to present her show at the Debtors' showroom for which she and Raymax Productions have not been paid. The Debtors have not pursued the potential preference action. Under the Plan, the Unsecured Creditors Committee may pursue the preference action.

VII. OFFICERS AND DIRECTORS OF THE DEBTORS AND REORGANIZED DRHCI AND ITS SUBSIDIARIES

                  A.       Officers and Directors of Debtors

     The following individuals served as officers and/or members of the Board of Directors for the Debtors:
                  1.       Todd Fisher.
     Currently, Mr. Fisher is the sole director of the Debtors. Mr. Fisher has more than twenty years of technical and creative experience in television and film. He has designed and built sound stages, recording studios and TV facilities. Mr. Fisher designed the Company's state-of-the-art, 500-seat showroom which doubles as a complete television production studio. He also conceived and designed the Company's unique, high-tech, multi-media Hollywood Movie Museum, which is one of the first sites in the country to exhibit high-definition television. In May 1995, the Board of Directors of the Company appointed Mr. Fisher as the Company's Chief Executive Officer, President, Chief Financial Officer and Treasurer. Mr. Fisher also is president, treasurer and a director of DRMC and its president, treasurer and a director of Debbie Reynolds Resorts, Inc.
                           2.       Debbie Reynolds.
     Debbie Reynolds previously served as a director and officer of the Debtors. Ms. Reynolds' 49-year business, career has made her an internationally known star of more than 30 motion pictures, two Broadway shows and hundreds of television appearances. In December 1996, Paramount Pictures released a feature film entitled "Mother," starring Ms. Reynolds and Albert Brooks. Hamlett Productions, Ltd., a company owned 50% by Ms. Reynolds, purchased the old Paddle Wheel Hotel and Casino in Las Vegas at auction as a site for a movie museum to house her collection of Hollywood memorabilia, believed to be the largest privately held in the world. The extensively renovated property reopened in July 1993 as the Debbie Reynolds Hotel/Casino/Hollywood Movie Museum. The unique, high-tech, multi-media Hollywood Movie Museum opened in early 1995. Ms. Reynolds also was secretary and a director of Debbie Reynolds Management Company, Inc. ("DRMC"), a wholly-owned subsidiary of the Company, was secretary and a director of Debbie Reynolds Resorts, Inc., a wholly-owned subsidiary of DRMC, and is president and sole shareholder of Raymax Production, Ltd., an entertainment company, and Celebrity Restaurants, Inc., a service company.
                           3.       Henry Ricci.
     Mr. Ricci formerly served as president of the Debtors.
                           4.       Donald Granatstein.
     Mr. Granatstein formerly served as the executive vice president, treasurer and CFO of the Debtors and a director of the Debtors.
                  5.       Michael Wiener.
     Mr. Wiener formerly served as a director of the Debtors.
                  6.       Ed Preddy.
     Mr. Preddy formerly served as a director of the Debtors.
                  B.       Officers and Directors of the Reorganized Debtors
     On the Effective Date, the operation of Reorganized DRHCI and its subsidiaries shall become the general responsibility of their respective boards of directors, who shall thereafter have responsibility for the management, control and operation of Reorganized DRHCI and its subsidiaries. The names of the initial five (5) members of the board of directors and the executive officers of Reorganized DRHCI shall be disclosed at or prior to the Confirmation Hearing. Four (4) such directors of Reorganized DRHCI will be selected by CFI and one (1) such director shall be selected by TD. Such directors shall be deemed to have been elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office until the Effective Date. Those directors not continuing in office after the Effective Date, if any, shall be deemed removed therefrom without cause as of the Effective Date pursuant to the Confirmation Order and shall be indemnified by the Estate for all actions taken by such directors and officers while acting as directors and officers for the Debtors from the Petition Date.
                  C.       Pending Postpetition Litigation Matters
                                    1.      The Securities Litigation
     After the filing of the Debtors' petitions, a securities law complaint was filed in the Eighth Judicial District Court of the State of Nevada by Sorrel's alleging prepetition violation of securities laws. This litigation is stayed against the Debtors by reason of the Chapter 11 case.
     Donald Sorrells, a shareholder in the Debbie Reynolds Hotel and Casino ("DRHC") has filed a class proof of claim as against all debtors herein on behalf of himself and all claimant/shareholders similarly situated. While the class proof of claim sounds in several counts and is quite detailed, the gravamen of said proof of claim is that the Debtors, and each of them, intentionally and/or negligently misrepresented to the claimants, in its offering statements, various material facts, including the financial situation and soundness of DRHC. Claimant/shareholder Sorrells has yet to file for certification of said class, it being his contention that such motion would be premature at this stage as the Debtors have yet to object to the Sorrells class proof of claim.
     Debtors intent to object to claim filed by Sorrells or to assist the Disbursing Agent in objecting to such claim.
                                    2.      Other Actions
     The Debtors threatened to bring an action to recover $80,000 preference from AMS Neve, Inc. This matter was settled by AMS Neve, Inc. paying the Debtors $40,000 and the Bankruptcy Court allowing the unsecured claim of AMS Neve, Inc. in the amount of $181,000.
                  D.       Debtor's Pre-Bankruptcy Financial Results
     From the beginning of their operation of the Debbie Reynolds Hotel, the Debtors have operated at a substantial loss from operations which resulted in a working capital deficiency, a shareholders' equity deficiency, significant debt and debt service obligations and defaults under various agreements. The Consolidated Financial Statements dated December 31, 1996 (with Independent Auditors' Report Thereon) are included in the Appendix as Exhibit "D". The unaudited Financial Statements dated September 30, 1997 are included in the Appendix as Exhibit "E".
         E.       Post-Petition
     The Debtors continue to experience operating losses. As shown by the Financial Statements dated September 30, 1997, the Debtors had a net loss of $790,000 for three (3) months ending September 30, 1997.
                  F.       Bankruptcy Filing
     The Debtors filed petitions for relief under Chapter 11 of the Bankruptcy Code on July 5, 1997.
VIII.    SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES
     The Debtors are currently operating their businesses as debtors-in-possession. The Bankruptcy Court has certain supervisory powers over the operations of the Debtors during the pendency of the Chapter 11 Cases. These powers are generally limited to reviewing and ruling upon any objections raised by a party in interest to business operations or proposed transactions of the Debtors. Except as otherwise authorized by the Bankruptcy Court, the Debtors are required to give notice of any transactions not in the ordinary course of business and of the compromise of any controversy to parties in interest who request such notice. In addition, the Bankruptcy Court supervises the employment of attorneys, accountants and other professionals.
     The Debtors submitted a Motion for Joint Administration requesting that the Chapter 11 Cases be jointly administered which was approved by order entered on September 17, 1997.
     The Debtors each submitted an Ex Parte Application for Order Approving Employment of Attorneys seeking approval by the Bankruptcy Court to employ the law firm of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl as its general bankruptcy counsel. An order approving such employment was entered on July 23, 1997.
     The Debtors each submitted an Application to Employ David F. Atwell and Rudy Berti of Resort Properties of America as a real estate brokers to sell the Debtors' hotel. An order approving such employment was entered on July 24, 1997.
     The Debtors obtained authority by an Order entered August 29, 1997, to employ the law firm of Kirshman, Harris & Cooper as special counsel in labor law matters including those pending before the National Labor Relations Board.
     The Debtors obtained authority by an Order entered September 22, 1997 to lease a portion of the casino area to Capado Gaming Corporation for the installation of approximately 25 slot machines.
     The Debtors obtained authority by an Order entered December 4, 1997 to enter into a lease of the showroom to allow the performance of the Kenny Kerr Show on nights that Debbie Reynolds was not performing.
     The Debtors obtained authority by an Order to employ Theresa Dowling as special counsel in litigation matters in which she was representing the Debtors prior to the Chapter 11 Cases.
     Debtors have paid pre-petition wages and salaries, inclusive of vacation days and sick leave, subject to withholdings for the state and federal governments and any obligations under the Debtors' various employee benefit plans. No order approving these payments were sought or entered.
     Debtors have paid certain pre-petition obligations such as travel agent commissions and room reservations. No order approving these payments was sought or entered.
     Debbie Reynolds has continued to perform at the Showroom at the Hotel. Ms. Reynolds' services are provided by MaxRay Productions, her new production company. Pursuant to the terms of her previous contract with the Debtors, Ms. Reynolds' production company is to be paid $25,000 per week for each full week she performs. As of January 25, 1998, MaxRay Productions, Inc. is owed $380,000 having earned postpetition fees of $390,000 of which only $10,000 has been paid postpetition. These fees are classified as an Administrative Claim. It is expected that Ms. Reynolds will continue to perform in the Showroom at the Hotel until the Effective Date and the fees for her services during this period will also be classified as an Administrative Claim. Ms. Reynolds has indicated that she will not perform under the present arrangement with the Debtor after March 31, 1998. She is presently performing in anticipation of confirmation of this Plan and the sale of the hotel by the end of March, 1998.
                  A.       Adequate Protection Orders
                                    1.      Adequate Protection Payments.
     On October 22, 1997, the Bankruptcy Court ordered that the Debtors begin making adequate protection payments of $500/month to Telerent Leasing Corp.
     On October 28, 1997, the Bankruptcy Court ordered that the Debtors begin making adequate protection payments of $250/month to Orix Credit Alliance, Inc. And to file a plan of reorganization by December 30, 1997. By agreement, the Debtors have increased these payments to $1,000 per month.
     In December, 1997, the Debtors agreed to pay $1,000/month to Charter Equipment Leasing.
IX.      FURTHER DESCRIPTION OF THE PLAN
         A.       Means for Implementation of the Plan
                                    1.      New Capital Structure
     a. Issuance of Stock to CFI. Under the terms of an agreement with Central Florida Investments, Inc. ("CFI"), CFI will arrange for a loan to the Debtors in the amount of $15,650,000. $14,000,000 of this loan will go to the pre-confirmation Creditors of the Debtors in exchange for a release of all claims against the Reorganized Debtors and the property of the Debtors. In addition, CFI will invest an additional $3,000,000 in the Debtors. None of these additional funds will be made available to Creditors of the Debtors. As a result of the loan and investment, CFI will own 85% of the common stock of Reorganized DRHCI (the "New Common Stock") and, thereby, control all of the Reorganized Debtors. The pre-confirmation owners of Existing Common Stock and those persons who have claims based upon ownership of Existing Common Stock will own 15% of the equity in Reorganized DRHCI. CFI desires that the pre-confirmation stockholders retain their stock in order to maintain Reorganized DRHCI's status as a publicly traded company. If reorganized DRHCI cannot maintain its status as a publicly traded company, there is no assurance that CFI will complete the transaction.
     The Debtor has approximately 14,000,000 common shares and common share equivalents outstanding. Upon the Effective Date, after the funding of the $15,650,000 New Loan and the investment of $3,000,000 in exchange for the Sale Stock, CFI will hold approximately 80,000,000 common shares of New Common Stock.
     b. Issuance of Warrants. Additionally, Reorganized DRHCI will issue warrants for the purchase of additional shares of New Common Stock to CFI and TD Entertainment, Inc. ("TD"). TD is the lessee of the Reorganized Debtors' casino, restaurants, bars and showroom). No funds from the exercise of warrants will benefit the Creditors of the Debtors. If all the warrants issued to CFI and TD Entertainment for 13,000,000 shares of New Common Stock are issued, the holders of Equity Interests and Equity Interest Related Claims or their successors in interest will retain approximately 13% of the common stock of Reorganized DRHCI, CFI will own 82.2%, and TD will own 4.7%.
     c.  Lease to TD.  Under  the  terms of the  agreement  with  CFI,  upon the
Effective Date, the Reorganized Debtors (now controlled by CFI) will lease a substantial portion of the public facilities at hotel to TD. TD is a corporation to be formed which will be owned by Todd Fisher and Debbie Reynolds or their designees. TD will lease the casino, gift shop, showroom, Museum, restaurant and existing executive offices for payment of $50,000 per month. The specific terms of the Lease are contained in section 6.6 of the Plan.
     This lease was requested by CFI so that it did not have to go through liquor or gaming license procedures before acquiring control of the Reorganized Debtors.
                                    2.      Alternative Transaction Proposal
     During the period commencing upon the filing of the Plan with the Bankruptcy Court and up until the commencement of the Confirmation Hearing, the Debtors will, upon the execution of appropriate confidentiality agreements, respond to inquiries from, engage in discussions with and provide information to any Person interested in the final restructuring of the Debtors in lieu of the transaction contained in the Plan. At the Confirmation Hearing, Debtors shall disclose to the Bankruptcy Court information concerning all Alternative Transaction Proposals received and the Bankruptcy Court may in its own discretion consider such Alternative Transaction Proposal. In the event that prior to the Confirmation Hearing a written Alternative Transaction Proposal is received, the Debtors shall notify the Unsecured Creditors Committee of such Alternative Transaction Proposal, which notice shall identify the parties to such Alternative Transaction Proposal and set forth in reasonable detail the terms and conditions of such Alternative Transaction Proposal. Alternative Transaction Proposal by a party who has not previously proved its ability to fund the purchase price must be accompanied by a $1,000,000 cashiers' check which will become a non-refundable deposit if said party's offer is accepted. Debtors reserve the right to submit such Alternative Transaction Proposal to the Bankruptcy Court for determination as to whether such Alternative Transaction Proposal contains economic terms and conditions more favorable to the Creditors than the transaction proposed by the Plan. Debtors believe that in order for an Alternative Transaction Proposal to be better for Creditors, it must provide at least $14,150,000 for creditors on the Effective Date. Debtors reserve the right to alter, amend or modify the Plan as provided for in Section 13.1 of the Plan prior to Confirmation or during the Confirmation Hearing to reflect such Alternative Transaction Proposal.
     In the event that Alternative Transaction Proposal is presented by the Debtors or is considered by the Bankruptcy Court at the Confirmation Hearing, each of the holders of Deed of Trust Note Claims shall have the right (if appropriate under the circumstances) pursuant to Section 363(k) of the Bankruptcy Code to credit bid their Allowed Secured Claim in the event that an Alternative Transaction Proposal or any other sale proposal is considered by the Bankruptcy Court at the Confirmation Hearing.
     B. Conditions to Confirmation and Effectiveness of the Plan Confirmation and effectiveness of the Plan is subject to a number of conditions, including, but not limited to, approval of the Plan by the Bankruptcy Court pursuant to Bankruptcy Code Section 1129, receipt of all necessary regulatory approvals including those required by Gaming Authorities and the SEC, if any are required, completion of definitive Plan-related documents and other customary closing conditions. In addition, effectiveness of the Plan is conditioned in upon, among other things more particularly described in the Plan, the following:
     a) The entry of a Confirmation Order;
     b) The Confirmation Order shall be a Final Order, except that Debtors reserve the right to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;
     c) No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending;
     d) The Bankruptcy Court in the Confirmation Order shall have approved the retention of jurisdiction provisions in Article 12 of the Plan; and
     e) All orders and documents necessary to implement the transactions contemplated by the Plan shall be in form and substance reasonably acceptable to the Debtor.
                  C.       Consolidation
     Upon the Effective Date, the Bankruptcy Estates of the 3 Debtors shall be deemed consolidated for all purposes. The Debtors believe that substantive consolidation is appropriate because (a) the Debtors' operated as a single enterprise, (b) the Debtors' assets can only be operated as a single enterprise,
(c) the real property assets of DRRI and DRHCI cannot be used separately under current Clark County land use regulations, and (d) it will be impossible to sell the assets of DRRI without selling the assets of DRHCI, or vice versa, because of the blanket deeds of trust which encumber the real property of both entities.

X.       RISK FACTORS
     In addition to matters addressed elsewhere in this Disclosure Statement, including the issuance and ownership of Common Stock, the Plan involves certain significant risk which should be taken into consideration, including those material factors set forth below.
                  A.       Risk of Non-Payment
     On and after the Effective Date, Debtors and the Disbursing Agent will be required to make substantial payments to their creditors. The ability to meet their obligations will be entirely dependent on the new loan provided by CFI. Although the Debtors anticipate that CFI will make the loan on the Effective Date, this belief is based upon a number of assumptions that are subject to inherent uncertainties and contingencies, most of which will be beyond the control of the Debtors.
                  B.       Risk of Non-Confirmation of the Plan
     Even if the requisite acceptances are received, the Plan may not be confirmed by the Bankruptcy Court. Confirmation of the Plan requires, among other things, a finding by the Bankruptcy Court that it is not likely that there will be a need for further financial reorganization and that the value of distributions to dissenting members of impaired Classes of Creditors and Equity Interests not be less than the value of distributions such Creditors and holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that dissenting members of impaired Classes of Creditors and Equity Interests will receive distributions at least as great as would be received in a liquidation under Chapter 7 of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will conclude that these tests have been met.
     Furthermore, the effectiveness of the Plan is subject to certain other conditions and there can be no assurance that such conditions will be satisfied.
XI.      POST CONFIRMATION DATE OPERATIONS AND PROJECTIONS
                  A.       Summary of Title to Property and Dischargeability
                                    1.      Revesting of Assets
     Subject to the provisions of the Plan, the tangible property of the Estate shall revest in Reorganized Debtors on the Effective Date. As of the Effective Date, all such property of Reorganized Debtors shall be free and clear of all Liens and Claims of Creditors and Equity Interests, except as otherwise provided in the Plan. From and after the Effective Date, Reorganized Debtors may operate their businesses, and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code, including the employment of and payment to professionals, except as otherwise provided in the Plan or the Confirmation Order.
                                    2.      Discharge
     Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Equity Interests, including any interest accrued on Claims from the Petition Date.
                                    3.      Injunction
     Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest or other right of an Equity Interest holder that this terminated pursuant to the terms of the Plan are permanently enjoined from taking any actions on account of any such discharged Claims, debts or liabilities or terminated an Equity Interests or rights against the Debtors or the Reorganized Debtors.
                                    4.      Exculpation
     Neither Debtors, Reorganized Debtors, nor any of their respective present or former directors, officers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan or the consummation of the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advise of counsel with respect to their duties and responsibilities under the Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Interest, or any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against Debtors, Reorganized Debtors, or any of their respective present or former officers, directors, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, except for their willful misconduct.
                  B.       Summary of Certain Material Documents of the Plan
                  1.       Projections
     Debtors have not prepared a cash flow analysis which depicts the Reorganized Debtors' projected operating results. The Debtors never had positive cash flow from operations and are not in a position to project future positive cash flow.
XII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                  A.       Scope and Limitations
     Under the Internal Revenue Code of 1986, as amended (the "Tax Code"), there are certain federal income tax consequences associated with the Plan. It is not practicable to present a detailed explanation of all of the federal income tax aspects of the Plan and the following is only a summary discussion of certain significant consequences. This Disclosure Statement does not constitute and is not intended to constitute either a tax opinion or tax advice to any person, and the summary contained herein is provided for informational purposes only. This summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Under present law, there is substantial uncertainty surrounding many of the tax consequences discussed below. Uncertainty is created, in part, by the changes made by the Bankruptcy Tax Act of 1980, and the Taxpayer Relief Act of 1997, certain provisions of which call for the promulgation of regulations ("Regulations") by the United States Department of Treasury ("Treasury Department") which have not yet been promulgated or have not yet become final. As a result, many alternative tax consequences are possible. In addition, there are differences in the nature of the Claims of various Creditors, their methods of tax accounting and prior actions taken by Creditors with respect to their Claims. Further, this summary does not discuss all aspects of federal taxation that may be relevant to a particular Creditor affected by special considerations not discussed below. For example, certain types of Creditors (including non-resident aliens, foreign corporations, broker-dealers, financial institutions, life insurance companies and tax-exempt organizations) may be subject to special rules not discussed below. This summary assumes that Common Stock is (or will be) held as capital assets by the holders thereof as defined under the Tax Code. In addition to the federal income tax consequences discussed below, the transactions contemplated herein may have significant state, local and foreign tax consequences which are not discussed herein. Neither a ruling from the IRS nor an opinion of counsel has been requested with respect to the federal income tax consequences of the Second Amended Plan.
     ACCORDINGLY, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THEIR CLAIM OR EQUITY INTEREST. THE DEBTORS AND THEIR COUNSEL ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CREDITOR OR EQUITY INTEREST HOLDER NOR ARE THE DEBTORS OR THEIR RESPECTIVE COUNSEL RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

                 B.       Tax Consequences to Reorganized DRHCI

                                    1.      Discharge of Indebtedness Income

     As a result of implementation of the Plan, the amount of Reorganized Debtor's aggregate outstanding indebtedness will be reduced. In general, for federal income tax purposes, the Tax Code provides that a debtor will realize discharge of indebtedness ("DOI") income when a creditor accepts less than full payment in satisfaction of its debt. Absent an exception, the amount of DOI income realized must be included in taxable income. One of the exceptions to this rule, Tax Code Section 108, provides that DOI income will not be included in the debtor's taxable income where the debtor is under the jurisdiction of a court in a case under Title 11 of the United States Code and the DOI is granted by the court or is pursuant to a plan approved by the court. Under the Tax Code
Section 108 exception, unless another rule under Tax Code Section 108 applies such that the debtor does not realize DOI income (e.g., the payment of the discharged liability would have given rise to a deduction), the debtor's tax attributes (notably, net operating loss ("NOL") carryovers, general business credit carryovers, capital loss carryovers and the tax basis of its assets) will be reduced in a prescribed order by the amount of DOI income excluded under Tax Code Section 108. Tax attributes are generally reduced by one dollar for each dollar excluded from taxable income, except that tax credits are reduced by 33.3 cents for each dollar excluded from taxable income. However, the debtor's tax basis in assets will be reduced only to the extent that the aggregate tax basis of property held by the debtor immediately after the debt discharge exceeds the aggregate tax basis of property held by the debtor immediately after the debt discharge exceeds the aggregate liabilities of the debtor at such time. An election can be made to alter the order of priority of attribute reduction so as to apply such reduction first against depreciable property held by the taxpayer in an amount not to exceed the aggregate adjusted basis of such property. It is uncertain at this time whether Reorganized Debtors would effect such election.
     Reorganized Debtors will realize DOI income, but such income will not be included in taxable income under Tax Code Section 108 because the discharge will occur pursuant to the Plan approved by the Bankruptcy Court. The effect of the exclusion of DOI income under Tax Code Section 108 will be to reduce the tax attributes of Reorganized Debtors: (I) resulting in a corresponding reduction of its NO L carryovers; and (ii) thereafter, possibly resulting in a reduction of the tax basis of assets held by Reorganized Debtors, but not below the aggregate amount of liabilities of Reorganized Debtors immediately after the Effective Date. The Debtors' DOI income may be increased to the extent that unsecured creditors holding unscheduled claims fail to timely file a proof of Claim and have their Claims discharged on the Confirmation Date pursuant to Bankruptcy Code Section 11441. The income tax consequences of a substantive consolidation for bankruptcy purposes are highly uncertain, and Debtors express no view as to such consequences.
     To the extent that Debtors have accrued deductions for interest with respect to Allowed Claims, Reorganized Debtors will realize DOI income with respect to these Claims, and their tax attributes will be reduced, as described above, by the excess of the amount of such Claims over the amount of any consideration treated as distributed in respect of such Claims under the Plan. To the extent that Debtors have not accrued deductions for these Claims, no DOI income should be realized with respect to such Claims, because an offsetting deduction should be allowable in the same amount.
                                    2.      Limitation on Net Operating Losses
     Because of the limitations imposed on the availability of NOLs following an ownership change discussed below, the availability of Debtors' NOL carryovers to offset Reorganized Debtors' future taxable income may be severely limited. As of December 31, 1996, Debtors had consolidated NOL carryovers totaling approximately $16.6 million. These NOLs begin to expire in the year 2010 and will completely expire by 2012. Of the total NOLs, based on information provided, none are currently subject to Tax Code Section 382 use restrictions. The Company estimates that it may have additional NOLs generated in taxable year 1997 of approximately $4.2 million. These amounts are estimates or approximations and are subject to adjustment as a result of IRS audits of its tax returns, which may not take place for several years.
     Tax Code Section 382 provides that in the event of an "ownership change," the loss corporation's use of its pre-change NOLs and certain "built-in losses" is limited. An ownership change generally occurs when the percentage of a corporation's stock held by certain persons (including creditors who exchange debt for stock) increases by more than fifty (50) percentage points over a three-year testing period. If an ownership change occurs, a corporation's annual use of its NOL carryovers (and certain built-in losses) is limited to the value of the corporation's equity immediately before the ownership change multiplied by the long-term tax exempt rate. The long-term tax-exempt rate changes from month to month based on changes in the prevailing interest rates. Tax Code
Section 382 also provides that, in certain cases, a loss corporation may utilize additional pre-change NOLs if the corporation is treated as having "built-in gains" in excess of certain statutory thresholds. On the other hand, a loss corporation may not be allowed to take certain deductions, including depreciation, if the corporation has "built-in losses" in excess of similar thresholds. Moreover, no NOLs will survive (except for certain items specified in Tax Code Section 382(C)(2) if the loss corporation does not continue its historic business or use a significant portion of its assets at all times during the two-year period beginning on the date of the ownership change. If the corporation has more than one line of business, continuity of business enterprise for this purpose requires only that it continue a significant line of business.
     As a result of the issuance of Common Stock, Reorganized Debtors will incur an ownership change on the Effective Date under the general rules of Tax Code
Section 382. Accordingly, Reorganized Debtors' ability to utilize its NOLs and built-in losses will be subject to the limitations imposed by Tax Code Section
382. It is unclear at this time how Reorganized Debtors might be affected by all of the limitations imposed under Tax Code Section 382. Reorganized Debtors will be subject to special rules governing the allocations of income and NOLs in its taxable year in which the Effective Date occurs.
     Any shift (deemed or actual) in the ownership of stock of the Debtors, directly or by attribution, outside the scope of the Plan may trigger (or may have already triggered) the application of Section 382 and other provisions of the Tax Code which may affect the availability of DRHCL's NOLs. Because the federal income tax consequences of any shift would depend on the particular facts and circumstances of such time and the application of complex legislation and regulations, the Debtors express no views as to the effect of any transactions outside the scope of the Plan or the survival of any NOLs or other carryovers.
                  C.       Tax Consequences to Debtor Shareholders
     Under the Plan, the holders of Class 10 Equity Interests and all Equity Interest Related Claims will retain their interests. As such, such holders are not entitled to a deduction.
                  D.       Tax Consequences to Creditors
     The federal income tax consequences to Creditors arising from the Plan will vary depending upon, among other things, the type of consideration received by the Creditor in exchange for its Claim, whether the Creditor reports income using the cash or accrual method, whether the Creditor has taken a "bad debt" deduction with respect to its Claim, whether the Creditor receives consideration in more than one (1) tax year of the Creditor, whether the Creditor is a resident of the United States, and whether all the consideration received by the Creditor is deemed to be received by that Creditor in an integrated transaction.
     HOLDERS OF GENERAL UNSECURED CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF PAYMENTS RECEIVED


XIII.    SECURITIES LAW CONSIDERATION

     THE  SECURITIES  AND  EXCHANGE  COMMISSION  ("SEC")  HAS  NOT  APPROVED  OR
DISAPPROVED  THIS  DISCLOSURE  STATEMENT  OR  DETERMINED  IF IT IS  TRUTHFUL  OR
COMPLETE.

                  A.       Issuance of Securities

     The Confirmation Order will authorize the issuance of New Common Stock to CFI and warrants to CFI and TD without registration under the Securities Act and without registration or qualification under state securities and "blue sky" laws (all such registrations and qualifications are collectively referred to herein as "Securities Law Registration"), in reliance on the exemptions set forth in
Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") and applicable Nevada law (NRS 90, 530 (11)).
         B.       Resale Consideration
     The Debtors believe that the resale or other disposition of the New Common Stock or warrants by the recipient thereof will not be exempt from Securities Law Registration.
     Under Section 4(2) of the 1933 Act and NRS 90.530 (11), the issuance of securities to a limited number of persons for investment purposes only and not for resale may be exempt from the requirement of registration.
     Under the Plan, the New Common Stock is being issued to CFI for investment purposes only and not for resale, and (b) the warrants for the New Common Stock are being issued to CFI and TD for investment purposes only and not for resale.
     Both CFI and TD will have to execute and deliver to the Reorganized DRHCI an Investment Representation Statement.
     In addition, based on the views of the SEC expressed in no-action letters, recipients who are deemed "control persons" or "affiliates" of the Debtors will be able to sell their securities (if not registered) pursuant to the safe harbor provisions of Rule 144 under the Securities Act ("Rule 144") as those provisions apply to sales by affiliates of securities which are not "restricted securities." In the context of securities are held by control persons or affiliates of the issuer, Rule 144 provides that if certain conditions are met (including, among other things, volume limitations, manner of sale and availability of current information about the issuer), control persons or affiliates of the issuer may sell their securities without registration.
     THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND ARE NOT PROVIDING ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE, INTERPRETIVE NATURE OF WHETHER A PARTICULAR HOLDER OF ANY OF THE SECURITIES DESCRIBED HEREIN MAY BE DEEMED AN "AFFILIATE" OR "CONTROL PERSON" UNDER THE LAWS AND REGULATIONS DISCUSSED ABOVE AND, CONSEQUENTLY, THE UNCERTAINTIES CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM SECURITIES LAW REGISTRATION AND RESALES OR OTHER DISPOSITIONS OF THOSE SECURITIES, THE DEBTORS ENCOURAGE EACH CLAIMANT TO CONSIDER CAREFULLY AND CONSULT WITH HIS, HER, OR ITS OWN LEGAL ADVISERS WITH RESPECT TO THOSE (AND ANY RELATED) MATTERS.



XIV.     GAMING REGULATION AND LICENSING

     Because DRHCI is not registered with the Gaming Commission and does not hold a gaming license to conduct gaming operations at the Debbie Reynolds Hotel & Casino, Debtors believe that the Plan is not subject to the jurisdiction and prior approval of the Gaming Commission and Gaming Board. Accordingly, it is important to note that while the ownership and operation of casino gaming facilities in Nevada are subject to extensive state and local regulation, landlords of casinos are not necessarily subject to such investigation and licensing.
     The Gaming Authorities may investigate any entity who has a material relationship to, or material involvement with, any non-restricted licensee in order to determine whether such entity is suitable or should be licensed as a business associate of a gaming licensee. Landlords of licensees may be required to be licensed or found suitable by the Gaming Authorities. The Gaming
Authorities may deny an application for licensing for any cause deemed reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation.
     Any entity or person who fails or refuses to apply for a finding of suitability or a license within thirty (30) days after being ordered to do so by the Gaming Commission or the Gaming Board may be found unsuitable.
     It is important to note that the granting of findings of suitability, approvals or licenses are discretionary with the Gaming Authorities. The burden of demonstrating the suitability or desirability of certain business transactions is at all times upon the applicant. Any licensing or approval process requires the submission of detailed financial, business and personal information, as well as the completion of a thorough investigation. The time and manner in which each application is investigated and considered by the Gaming Authorities. Once an application is filed it is within the sole discretion of the Gaming Authorities to allow that application to be withdrawn. Additionally, the Gaming Authorities have absolute authority to limit, restrict or condition any application or request for withdrawal filed in any manner deemed reasonable by the Gaming Authorities.

XV.      CONFIRMATION OF THE PLAN
                  A.       Confirmation Hearing
     Pursuant to Bankruptcy Code Section 1128(a), the Bankruptcy Court will hold a hearing regarding confirmation of the Plan at the United States Court, 300 Las Vegas Boulevards South, Las Vegas, Nevada 89101 on a date to be set by the Bankruptcy Court.
                  B.       Objections to Confirmation of the Plan
     Bankruptcy Code Section 1128(b) provides that any party in interest may object to confirmation of a plan. Any objects to confirmation of the Plan must be in writing, must state with specificity the grounds for any such objections and must be filed with the Bankruptcy Court and served upon the following parties so as to be received on or before the time fixed by the Bankruptcy Court.
                           Counsel for the Debtors:

                           Lenard E. Schwartzer, Esq.
                           Hale, Lane, Peek, Dennison,
                           Howard, Anderson and Pearl
                           2300 West Sahara Ave., 8th Floor
                           Las Vegas, Nevada 89102
                           Tel: (702) 362-5118
                           Fax: (702) 365-6940

     For the Plan to be confirmed, the Plan must satisfy the requirements stated in the Bankruptcy Code Section 1129. In this regard, the Plan must satisfy, among other things, the following requirements:
     1. Best Interests of Creditors and Liquidation Analysis
     Pursuant to Bankruptcy Code Section 1129(a)(7), for the Plan to be confirmed, it must provide that Creditors and holders of Equity Interests will receive at least as much under the Plan as they would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code (the "Best Interest Test"). The Best Interest Test with respect to each impaired Class requires that each holder of a Claim or Equity Interest of such Class either: (i) accepts the Plan; or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court will determine whether the value received under the Plan by the holders of Claims in each Class of Creditors or Equity Interests equals or exceeds the value that would be allocated to such holders in a liquidation under Chapter 7 of the Bankruptcy Code. The Debtors believe that the Plan meets the Best Interest Test and provides value which is not less than that which would be recovered by each such holder in a Chapter 7 bankruptcy proceeding.
     To determine what Creditors and holders of Equity Interests in each impaired Class would receive if the Debtors were liquidated, the Bankruptcy Court must determine what funds would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case, which would consist of the proceeds resulting from the disposition of the assets of the Debtors, augmented by the Cash held by the Debtors at the time of the commencement of the liquidation and by such additional Administrative and Priority Claims as may result from the termination of the Debtors' businesses and the use of Chapter 7 for the purpose of liquidation.
     The Debtors' cost of liquidation under Chapter 7 would include the fees payable to a trustee in Bankruptcy, as well as those which might be payable to additional attorneys and other professionals that such trustee might engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants and costs and expenses of members of any committees that are allowed in a Chapter 7 case. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors during the pendency of the Chapter 11 Cases.
     The foregoing types of Claims and such other Claims that may arise in the Chapter 7 case or result from the Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 Allowed Priority Claims, Allowed General Unsecured Claims and Equity Interests.
     The distributions from the liquidation proceeds would be paid Pro Rata according to the amount of the aggregate Claims held by each Creditor. Debtors believe that the most likely outcome of liquidation proceeds under Chapter 7 would be the application of the "absolute priority rule." Under that rule, no junior Creditor may receive any distribution until all senior Creditors are paid in full, with interest, and no Equity Interest holder may receive any distribution until all Creditors are paid in full. In addition, and in accordance with Section 510(b) of the Bankruptcy Code, all holders of Equity Interest-Related Claims being holders of Claims for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code on account of a Claim arising from rescission of a purchase or sale of a security of the Debtors, or for damages arising from the purchase or sale of such a security receive the same priority as holders of Equity Interests and are entitled to receive distributions Pro Rata with holders of Equity Interests after all other Creditors are paid in full.
     The Debtors have determined that Confirmation of the Plan will provide each Creditor and holder of an Equity Interest with no less of a recovery than it would receive if Debtors were liquidated under Chapter 7. In a liquidation under Chapter 7, the Debtors have determined that: (i) holders of Administrative Claims will be paid in full; (ii) holders of Capital Lease Claims and the YESCO Claim will be paid in part from liquidation of their leased furniture, fixtures and equipment; (iii) holders of Deed of Trust Notes will be paid in full from liquidation of their collateral; and (iv) holders of General Unsecured Claims will be paid only in part; and (v) holders of Equity Interest-Related Claims and Equity Interests will receive nothing in liquidation.
     This determination is based upon the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors and holders of Equity Interests, including: (i) the likelihood of the termination of the Debtors' operations upon conversion to Chapter 7; (ii) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (iii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail; (iv) the adverse effects on the salability of business segments as a result of the disruption of the rights of Time Share Unit Owners; (v) the loss of the right to use the name "Debbie Reynolds"; (vi) the amount of existing Claims and the substantial increases in Claims (particularly those of Time Share Unit Owners) that would have to be satisfied on a priority basis or on a parity basis with Creditors in the Chapter 11 Cases; and (vii) the fair market value of the Debtors' assets.
     Debtors also believe that there is a risk that no buyer will be found if the Plan is not confirmed (based in part on the understanding that CFI is only interested in purchasing a going concern with an existing time share sales license and an operator of the restaurants, bars, showroom and casino). If no buyer is found within a reasonable period of time, the holders of the notes secured by deeds of trust would be allowed to foreclose. Such a foreclosure is likely to result in no distribution to any Creditors or Equity Interests.
     As of the Petition Date, all of the Debtors' real property was encumbered by deeds of trust in favor of the holders of the Deed of Trust Notes securing the principal amount of $8,300,000, including accrued interest, as of December 31, 1997. Substantially all of the furniture, fixtures and equipment is subject to the security interests of the Capital Lease Claims in the principal amount of $1,100,000 as of September 30, 1997. The signage is subject to the YESCO claim in the amount of $743,000. There are employee medical benefit claims of $438,000. There are tax claims of $2,110,000.
     Unsecured debt of the Debtors as of the Petition Date was in excess of $30,000,000. Such amount includes approximately $25,000,000 in disputed claims.
     The Debtors have not separately analyzed the effect of liquidation of each of the Debtors because the property of the Debtors can only be operated and, for that reason, sold as a unit. DRHCI owns all the real property except for the hotel tower. DRRI owns the hotel tower. Neither can operate separately. Without the hotel tower, DRHCI only could operate the restaurants, bars and showroom. The casino would have to close. Without the hotel lobby and parking areas, DRRI could not operate the hotel tower. While some allocation between DRHCI and DRRI could be made of the sales price of the whole property, such as allocation would require the employment of experts, potential litigation among the Creditors of DRHCI, DRMC (which owns 100% of the DRRI) and DRRI. This litigation would (i) be at the expense of creditors (which expense could be substantial if the Bankruptcy Court required the employment of all new professionals because the currently employed professionals for the Debtors and the Creditors' Committee represent interests that may have conflicted interests) and (ii) would likely delay distributions to all creditors until a final order of allocation has been made.
     The fair market value of the Debtors' real and personal property has been appraised at $18,000,000, which is less than the above-stated liabilities as of the Petition Date of approximately $42,000,000. When the cost of liquidation of such property is considered as well as the time delay in receiving distributions, the Debtors believe that certain Creditors will receive substantially smaller distributions pursuant to a Chapter 7 liquidation than under the Plan, and that no distributions would be available to holders of Equity Interests and Equity Interest-Related Claims. The Liquidation Analysis attached hereto as Exhibit "F" summarizes the Debtors' best estimate of recoveries to creditors in the event of liquidation of the Debtors as of December 31, 1997.
                                    2.      Feasibility
     The Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must find that Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Debtors will possess the resources and working capital necessary to operate profitably and will be able to meet their obligations under the Plan.
     The proposed operations of the Debtors and Confirmation of the Plan are not based upon projected cash flow analysis. The Plan is based upon a New Loan of $15,650,000 and a $3,000,000 capital investment of CFI into the Reorganized Debtors. Debtors believe that the Plan meets the requirements of the Feasibility Test.
                                    3.      Accepting Impaired Class
     For the Plan to be confirmed, the Plan must be accepted by at least one impaired Class of Claims. For an impaired Class of Claims to accept the Plan, those representing at least two-thirds (2/3) in amount and a majority in number of the Allowed Claims voted in that Class must be cast for acceptance of the
Plan (not including the votes of insiders of the Debtors). Similarly, for an impaired Class of Equity Interests to accept the Plan, votes representing at least two-thirds (2/3) in amount of the outstanding Equity Interests voted in that Class must be cast for acceptance of the Plan (not including the votes of insiders of the Debtors). Similarly, for an impaired Class of Equity Interests to accept the Plan, votes representing at least two-thirds (2/3) in amount of the outstanding Equity Interests voted in that Class must be cast for acceptance of the Plan.
     4. Confirmation over Dissenting Class ("Cram Down")
     If there is less than unanimous acceptance of the Plan by impaired Classes of Claims or Equity Interests, the Bankruptcy Court nevertheless may confirm the Plan at the Debtors' request. Bankruptcy Code Section 1129(b) provides that if all other requirements of Bankruptcy Code Section 1129(a) are satisfied and if the Bankruptcy Court finds that: (i) the Plan does not discriminate unfairly; and (ii) the Plan is fair and equitable with respect to the rejecting Class(es) of Claims or Equity Interests impaired under the Plan, the Bankruptcy Court may confirm the Plan despite the rejection of the Plan by a dissenting impaired Class of Claims or Equity Interests. The Debtor will request confirmation of the Plan pursuant to Bankruptcy Code Section 1129(b) with respect to any impaired Class of Claims or Equity Interests which does not vote to accept the Plan.
     The Debtors believe that the Plan satisfies all of the statutory requirements for Confirmation, that the Debtors have complied with or will have complied with all the statutory requirements for Confirmation of the Plan and that the Plan is proposed in good faith. At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the statutory requirements for Confirmation.
                                    5.      Allowed Claims
     You have an Allowed Claim if: (i) you timely file a proof of Claim and no objection has been filed to your Claim within the time period set for the filing of such objections; (ii) you timely file a proof of Claim and an objection was filed to your Claim upon which the Bankruptcy Court has ruled and allowed your Claim; (iii) your Claim is listed by any of the Debtors in their respective schedules or any amendments thereto which are on file with the Bankruptcy Court as a public record) as liquidated in amount and undisputed and no objection has been filed to your Claim; or (iv) your Claim is listed by any of the Debtors in their respective schedules as liquidate din amount and undisputed and an objection was filed to your Claim upon which the Bankruptcy Court has ruled to allow your Claim. Under the Plan, the deadline for filing objections to Claims is forty-five (45) days following the Effective Date and the deadline for filing objections to Claims based upon a rejected executory contract or lease is thirty
(30) days following the Effective Date. If your Claim is not an Allowed Claim, it is a Disputed Claim and you will not be entitled to vote on the Plan unless the Bankruptcy Court temporarily or provisionally allows your Claim for voting purposes pursuant to Bankruptcy Rule 3018. If you are uncertain as to the status of your Claim or Equity Interest or if you have a dispute with either of the Debtors, you should seek appropriate legal advice. The Debtors and their professionals cannot advise you about such matters.
                                    6.      Impaired Claims and Equity Interests
     Impaired Claims and Equity Interests include those whose legal, equitable or contractual rights are altered by the Plan, even if the alteration is beneficial to the Creditor or Equity Interest holder, or if the full amount of the Allowed Claims will not be paid under the Plan. Holders of Claims which are not impaired under the Plan are deemed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f) and the Debtors need not solicit the acceptances of the Plan of such unimpaired Claims.
                                    7.      Voting Procedures
     a. Submission of Ballots
     All Creditors entitled to vote will be sent a Ballot, together with instructions for voting, a copy of this approved Disclosure Statement and a copy of the Plan. You should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that was sent with this Disclosure Statement. You should complete your Ballot and return it to:
                                            Lenard E. Schwartzer, Esq.
                                            Hale, Lane, Peek, Dennison,
                                            Howard, Anderson and Pearl
                                            2300 West Sahara Ave., 8th Floor
                                            Las Vegas, Nevada 89102
                                            Tel: (702) 362-5118
                                            Fax: (702) 365-6940

     TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ADDRESS LISTED ABOVE BY A DATE TO BE SET BY THE BANKRUPTCY COURT
     b. Incomplete Ballots
     Unless otherwise ordered by the Bankruptcy Court, Ballots which are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted as a vote on the Plan.
     c. Withdrawal of Ballots
     A Ballot may not be withdrawn or changed after it is cast unless the Bankruptcy Court permits you to do so after notice and a hearing to determine whether sufficient cause exists to permit the change.
     d. Questions and lost or damaged Ballots If you have any questions concerning these voting procedures, if your Ballot is damaged or lost or if you believe you should have received a Ballot but did not receive one, you may contact:
                                            Lenard E. Schwartzer, Esq.
                                            Hale, Lane, Peek, Dennison,
                                            Howard, Anderson and Pearl
                                            2300 West Sahara Ave., 8th Floor
                                            Las Vegas, Nevada 89102
                                            Tel: (702) 362-5118
                                            Fax: (702) 365-6940


XVI.     ALTERNATIVES TO THE PLAN

     The Debtors believe that the Plan provides Creditors, the holders of Equity Interest-Related Claims and holders of Equity Interests the best and most complete form of recovery available. As a result, the Debtors believe that the Plan serves the best interests of all Creditors and parties in interest in the Chapter 11 Cases. Nevertheless, there are, at least theoretically, several alternatives to the Plan.
                  A.       Alternative Plans of Reorganization
     In formulating and developing the Plan, the Debtors have explored other alternatives and engaged in a negotiation process with Creditors. The Debtors believe not only that the Plan, as described herein, fairly adjusts the rights of various Classes of Creditors and enables the Creditors to realize the greatest sum possible under the circumstances, but also that rejection of the Plan in favor of some theoretical alternative method of reconciling the Claims and Equity Interests of the various Classes will require, at the very least, an extensive and time-consuming negotiation process and will not result in a better recovery for any Class. It is not atypical for bankruptcy proceedings involving substantial entities to continue for months or years before a plan of reorganization is consummated and payments are made.
                  B.       Liquidation Under Chapter 7
     If a plan cannot be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under Chapter 7, in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their Creditors and Equity Interest holders in accordance with the priorities established by the Bankruptcy Code. For a discussion of the effect that a Chapter 7 liquidation would have on the recovery by Creditors, see Section XV(B)(1) "Confirmation of the Plan -- Best Interest of Creditors and Liquidation Analysis."
     As previously stated, the Debtors believe that a liquidation under Chapter 7 would result in a substantially reduced recovery of funds by their Estates because of: (i) an enormous loss of value resulting from the possible cessation of operations; (ii) a significant increase in claims by time share unit owners if operations did cease; (iii) additional Administrative Expenses involved in the appointment of a trustee for the Debtors and attorneys and other professionals to assist such trustee; (iv) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. Accordingly, the Debtors believe that holders of certain classes of Claims may be expected to receive substantially smaller distributions pursuant to a Chapter 7 liquidation than under the Second Amended Plan.
XVII.    RECOMMENDATION AND CONCLUSION
     The Plan provides the best possible recovery for Creditors. Accordingly, Debtors recommend that all Creditors which are entitled to vote on the Plan should vote to accept the Plan.
         DATED this _______ day of February, 1998.


                              Respectfully submitted,

                              DEBBIE REYNOLDS HOTEL & CASINO, INC.


                              By:/s/ Todd Fisher
                              Todd Fisher, President


                               DEBBIE REYNOLDS MANAGEMENT
                               COMPANY, INC.


                               By:/s/ Todd Fisher
                               Todd Fisher, President



                               DEBBIE REYNOLDS RESORTS, INC.


                                By:/s/ Todd Fisher
                                Todd Fisher, President

Prepared By

HALE, LANE, PEEK, DENNISON,
HOWARD, ANDERSON AND PEARL


By______________________________
     Lenard E. Schwartzer, Esq.
     Jeanette E. McPherson, Esq.
     2300 West Sahara Avenue, 8th Floor
     Las Vegas, Nevada 89102
     (702) 362-5118
     Attorneys for Debtors in Possession

                                               LIST OF EXHIBITS IN APPENDIX


"A"               Debtors' Joint Plan of Reorganization

"B"               Letter Agreement with David A. Siegel dated November 13, 1997

"C"               List of Creditors noting which claims are disputed

"D"               Consolidated Financial Statements dated December 31, 1996

"E"               Financial Statements dated September 30, 1997

"F"               Liquidation Analysis





     Phase Two of the project will result in the sale of an additional 600 units, in which event Nitzberg will be entitled to an additional $3,744,000. (600 units x 52 weeks x $120.)